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                                                                   EXHIBIT 10.19



                            STOCK PURCHASE AGREEMENT


                                 By and Between


                                    ORGANON
                              TEKNIKA CORPORATION


                                      and


                            PERIMMUNE HOLDINGS, INC.
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                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is made as of this 1st day of July, 1996 by and between Organon Teknika Corporation, a Delaware corporation ("Shareholder"), and PerImmune Holdings, Inc., a Delaware corporation ("Purchaser");

                                   WITNESSETH

     WHEREAS, Shareholder owns all of the issued and outstanding shares of the capital stock of PerImmune, Inc., a Delaware corporation (the "Company");

     WHEREAS, Shareholder desires to sell, and the Purchaser desires to purchase, all of the issued and outstanding shares of the capital stock of the Company pursuant to this Agreement; and

     WHEREAS, in connection with the transactions contemplated herein, Shareholder has agreed to transfer to the Company certain assets held in the name of Shareholder or its Affiliates and currently used in the PerImmune Business (as defined herein).

     WHEREAS, in connection with transactions contemplated herein, the parties intend for Shareholder and the Company to enter into certain agreements governing the relationship between the Company and Shareholder and their respective Affiliates (as defined herein) subsequent to the consummation of the transactions contemplated herein.

     NOW, THEREFORE, in consideration of the respective covenants and representations and warranties contained herein, the parties hereto hereby agree as follows:

1.   DEFINITIONS

     As used in this Agreement, the terms defined below shall have the respective meanings hereinafter specified (such meanings to be equally applicable to the singular and plural forms thereof).

     "Action" means any action, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

     "Affiliate" means, with respect to any entity, any other entity which directly or indirectly controls, is controlled by, or is under common control with such entity, where the term "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the equity capital or the right or power in fact to direct the management of such entity.

     "Affiliated Group" means an affiliated group of corporations within the meaning of Code Section 1504(a) or, for purposes of any state, local or foreign Tax matters, any consolidated, combined, or unitary group of corporations within the meaning of the corresponding provisions of tax law for the state or other jurisdiction in question.



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     "Ancillary Agreements" means the Services Agreement and the Letter
Agreement.

     "ANRP" has the meaning set forth in Section 6.8 of the Agreement.

     "Bank Accounts" means all bank and similar accounts, lock boxes and safe deposit boxes holding cash generated by the Company ordinarily used in connection with the PerImmune Business.

     "Cessation Date" has the meaning set forth in Section 6.8 of the Agreement.

     "Claim" has the meaning set forth in Section 9.4(d) of the Agreement.

     "Claim Notice" has the meaning set forth in Section 9.4(d) of the Agreement.

     "Closing" has the meaning set forth in Section 3.1 of the Agreement.

     "Closing Agreements" means the Credit Facility, the Working Capital Facility, the Intellectual Property Security Agreement, the Fixed Asset Security Agreement and the Ancillary Agreements.

     "Closing Balance Sheet" means the balance sheet of the Company as of June 30, 1996 attached hereto as Exhibit G.

     "Closing Book Value" means an amount equal to $9,234,935.

     "Closing Date" has the meaning set forth in Section 3.1 of this Agreement.

     "COBRA continuation coverage" has the meaning set forth in Section 6.8 of the Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

     "Continuation Period" has the meaning set forth in Section 6.8 of the Agreement.

     Continuation Plans" has the meaning set forth in Section 6.8 of the Agreement.

     "CPR" has the meaning set forth in Section 10.11 of the Agreement.

     "Credit Facility" has the meaning set forth in Section 6.10 of the Agreement.

     "Damages" has the meaning set forth in Section 9.4(a) of the Agreement.

     "Effective Date" means July 1, 1996.

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     "Employee Plan" means any plan, program, agreement, policy or arrangement
(a "plan") maintained or contributed to by Shareholder, the Company or any ERISA Affiliate, or any successor thereto, whether or not reduced to writing, for the benefit of, or pursuant to which the Company, or any Successor thereto, has any liability with respect to, current or former employees, that is (i) an "employee benefit plan" (within the meaning of Section 3(3) of ERISA), or (ii) any other benefit arrangement providing for pension or retirement benefits, profit sharing, deferred compensation, severance pay, medical, dental, hospitalization, disability benefits, death benefits, life insurance, stock bonus, stock purchase, stock option, restricted stock, stock appreciation rights, fringe benefits, or similar benefits, including, without limitation, the Akzo Nobel, Inc., Incentive Savings Plan (401k).

     "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Pension Plan" has the meaning set forth in Section 4.7.

     "ERISA Affiliates" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, the Company as defined in Section 414(b), (c), (m) or (o) of the Code.

     "Excluded Liability" means any liability arising out of DCAA audits of periods ending on or prior to December 31, 1994.

     "Fixed Asset Security Agreement" means the Fixed Asset Security Agreement by and between the Company and Shareholder substantially in the form attached hereto at Exhibit F.

     "GAAP" means United States generally accepted accounting principles applied consistently with the principles used to prepare the historical financial statement of the Company.

     "Government Contracts" shall mean any bid, quotation, proposal, contract, agreement, work authorization, lease, commitment or sale or purchase order of the Company that is with the United States Government, or any state, local or foreign government, including, among other things, all contracts and work authorizations to supply goods and services to the United States Government.

     "Governmental Authority" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court, in each case whether domestic or foreign, federal, state or local.

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     "Indemnitees" has the meaning set forth in Section 9.4(b) of the Agreement.

     "Intellectual Property Agreement" means the Intellectual Property Agreement by and between Purchaser and Akzo Nobel Pharma International, B.V. substantially in the form attached hereto as Exhibit B.

     "Intellectual Property Security Agreement" means the Intellectual Property Security Agreement by and between Purchaser, the Company, Akzo Nobel Pharma International, B.V. and Shareholder substantially in the form attached hereto as Exhibit E.

     "Intercompany Accounts Payment" has the meaning set forth in Section 6.11 of the Agreement.

     "ISP" has the meaning set forth in Section 6.8 of the Agreement.

     "Law" means any domestic or foreign, federal, state or local statute, law, ordinance, rule or regulation.

     "Letter Agreement" means the Letter Agreement by and between the Company and Shareholder substantially in the form attached hereto as Exhibit C.

     "Order" means any judgment, order, writ, injunction, decree, stipulation or award entered or rendered by any Governmental Authority.

     "Owned Assets" means all assets, interests and rights of any kind, whether tangible or intangible, real or personal, owned by the Company prior to the transfer of the Transferred Assets to the Company pursuant to this Agreement.

     "Parent" has the meaning set forth in Section 4.8(c) of the Agreement.

     "Parent Affiliated Group" has the meaning set forth in Section 4.8(d).

     "Pension Plan" has the meaning set forth in Section 6.8.

     "PerImmune Books and Records" means (a) all records and lists of the Company pertaining to the PerImmune Business as it was conducted by the Company prior to the Closing, (b) all records and lists of the Company pertaining to the PerImmune Business, customers, suppliers, personnel of the Company as of the Closing and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by the Company and pertaining to the PerImmune Business as it was conducted by the Company prior to the Closing.

     "PerImmune Business" means the business of research, development and the commercialization of clinical and therapeutic applications for vaccine-based active specific immunotherapy and the research, development, clinical and therapeutic application and manufacturing of human monoclonal antibodies, non-specific immunotherapy and in-vitro diagnostics, as well as contract research and product sales, as currently conducted and proposed to be conducted by the Company.


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          "Permitted Encumbrances" means (i) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of Shareholder's or the Company's business for amounts not yet due or which are being contested in good faith by appropriate proceedings as to which adequate reserves have been established; and (ii) liens for current taxes not yet due or any taxes being contested in good faith by appropriate proceedings as to which adequate reserves have been established.

          "PerImmune Liabilities" means (i) all liabilities reflected on the Closing Balance Sheet and (ii) all liabilities arising from the conduct of the PerImmune Business by the Company on or after December 31, 1994 but not including any Excluded Liability.

          "Post-Closing Partial Period" has the meaning set forth in Section 9.5(a) of the Agreement.

          "Pre-Closing Partial Record" has the meaning set forth in Section 9.5(a) of the Agreement.

          "Purchase Price" has the meaning set forth in Section 2.1 of the Agreement.

          "Purchase Price Allocation Schedule" has the meaning set forth in
Section 9.5(e) of the Agreement.

          "Purchase Price Note" has the meaning set forth in Section 2.2(a) of the Agreement.

          "Purchaser" means PerImmune Holdings, Inc.

          "Purchaser Indemnitees" has the meaning set forth in Section 9.4(a) of the Agreement.

          "Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes by or with respect to the Company or any Affiliated Group that includes the Company, and the term "Return" means any one of the foregoing Returns.

          "Services Agreement" means the Services Agreement by and between the Company and Shareholder substantially in the form attached hereto as Exhibit D.

          "Settlement Dividend" has the meaning set forth in Section 6.11.

          "Shareholder" means Organon Teknika Corporation.

          "Shareholder Indemnitees" has the meaning set forth in Section 9.4(b) of the Agreement.


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          "Shareholder's Books and Records" means all records and lists of
Shareholder and its respective Affiliates relevant to the PerImmune Business as it was conducted prior to the Closing, (b) all records and lists of Shareholders and its respective Affiliates relevant to the PerImmune Business, customers, suppliers, personnel of such persons and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Shareholder and its respective Affiliates relevant to the PerImmune Business as it was conducted prior to the Closing.

          "Shares" has the meaning set forth in Section 2.1 of the Agreement.

          "Taxes" means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

          "Third Party Notice" has the meaning set forth in Section 9.4(d) of the Agreement.

          "Transferred Assets" means all assets, interests and rights of any kind, whether tangible or intangible, real or personal, held by Shareholder or any Affiliate of Shareholder which are used exclusively in or for the benefit of the PerImmune Business, excluding the Owned Assets, but including, without limitation:

          (a) Shareholder's rights, title and interest in and under the License Agreement (Lipoprotein (a) Immunoassay) dated as of July 24, 1994 by and between Arch Development Corporation and Organon Teknika Corporation;

          (b) all claims, causes of action, claim in action, rights of recovery and rights of set off of any kind, including without limitation, any liens or any rights to payment or to enforce payment in connection with any transaction on or prior to the Closing Date, to the extent arising from or relating to the PerImmune Business; and

          (c) rights under insurance policies and programs covering risks pertaining to the PerImmune Business with respect to occurrences or claims arising on or prior to the Closing Date.

          "Working Capital Facility" has the meaning set forth in Section 6.11(b) of the Agreement.


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2.   PURCHASE AND SALE

     2.1. Purchase and Sale of Stock. Subject to and upon the terms and conditions contained herein, Shareholder agrees to sell, assign, transfer and convey at the Closing to Purchaser, and Purchaser agrees to purchase at the Closing from Shareholder, all of the issued and outstanding shares of the capital stock of the Company (the "Shares"). The total purchase price (the "Purchase Price") that Purchaser shall pay to Shareholder for the Shares is equal to the Closing Book Value.

     2.2. Payment of Purchase Price. On the Closing Date, Purchaser will deliver to Shareholder in payment of the Purchase Price a promissory note which shall have a maturity of two years from the Closing Date, subject to prepayment as set forth therein. Such promissory note shall accrue interest from the Closing Date at a fixed rate per annum equal to eight percent (8%) (which interest shall be added to the principal balance semi-annually and thereafter shall accrue interest at the stated rate) and shall have such other terms as set forth in Exhibit A (the "Purchase Price Note").

3.   CLOSING

     3.1. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares (the "Closing") shall take place at 10:00 a.m. on the date five (5) business days following the date on which the conditions to the Closing set forth in Articles 7 and 8 of this Agreement have been fulfilled or waived and either Purchaser, on the one hand, or Shareholder, on the other hand, shall have notified the other party of such fulfillment or waiver, or on such other date as may be agreed to by Purchaser and Shareholder (the "Closing Date") at the offices of Latham & Watkins, 1001 Pennsylvania Avenue, N.W., 13th Floor, Washington, D.C. or at such other place as may be agreed to by Purchaser and Shareholder.

     3.2. Deliveries by Shareholder at Closing.

          At Closing, Shareholder shall deliver or cause to be delivered:

          (a) to Purchaser, all certificates representing the Shares, duly endorsed for transfer or accompanied by instruments of transfer reasonably satisfactory in form and substance to Purchaser;

          (b) to Purchaser, certified copies of resolutions of the board of directors of Shareholder authorizing Shareholder to enter into and perform its obligations under this Agreement;

          (c) to Purchaser, evidence of the resignations described in Section
     6.7;

          (d) to Purchaser, all corporate minute books and stock records for the Company;


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          (e)  to the Company, all documents, certificates or instruments as are necessary to effect the transfer of the Transferred Assets to the Company;

          (f) to the Company, such documents as are necessary to transfer to persons designated by Purchaser, authorization to draw from, and have access to, the Bank Accounts in the name of PerImmune, and

          (g) all such other documents and instruments as Purchaser or its counsel shall reasonably request to consummate or evidence the transactions contemplated hereby.

     3.3  Deliveries by Purchaser at Closing

          At Closing, Purchaser shall deliver to Shareholder:

          (a)  the Purchase Price Note;

          (b) certified copies of resolutions of the board of directors of Purchaser authorizing Purchaser to enter into and perform its obligations under this Agreement; and

          (c) all such other documents and instruments as Shareholder or its counsel shall reasonably request to consummate or evidence the transactions contemplated hereby.

     3.4. Certificates. At Closing, Purchaser and Shareholder shall deliver the certificates and other documents described in Section 7.3 and 8.3.

     3.5 Consents. At Closing, Shareholder shall deliver all government authorizations and other third party consents identified on Schedule 4.4.

     3.6 Ancillary Agreements. At Closing, Shareholder and the Company shall enter into the Ancillary Agreements.

     3.7 Credit Facility; Working Capital Facility. At Closing, the Company and Shareholder shall enter into the Credit Facility and the Working Capital Facility as contemplated in Section 6.10 and Section 6.11, respectively.

     3.8 Form of Document and Instruments. All of the documents and instruments delivered at Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties' respective counsel.

     3.9 Tax Form. At Closing, Purchaser shall, and Shareholder shall cause Parent to, execute a Form 8023-A -- "Corporate Qualified Stock Purchases."



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4.   REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

     Shareholder represents and warrants to Purchaser that:

     4.1  Organization

          (a) Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into this Agreement and the Closing Agreements to which it is a party and perform its obligations thereunder.

          (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into this Agreement and Closing Agreements to which it is a party and perform its obligations thereunder, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

     4.2. Capitalization of the Company.

          (a) Schedule 4.2 sets forth the number of authorized, issued and outstanding shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, were not issued in violation of any law or of the preemptive rights of any stockholder, and are owned beneficially and of record by Shareholder free and clear of any Encumbrance, except or Permitted Encumbrances.

          (b) There are no outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, or agreements to purchase, issue or sell capital stock or other securities of the Company other than as contemplated by this Agreement.

     4.3 Authorization. Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and the Closing Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Shareholder of this Agreement and the Closing Agreements to which it is a party have been duly authorized by the board of directors of Shareholder. This Agreement has been duly executed and delivered by Shareholder and, on the Closing Date, the Closing Agreements to which it is a party will have been duly executed and delivered by Shareholder, and do not require any approval of the stockholders of Shareholder. This Agreement constitutes, and on the Closing Date, each Closing Agreement to which Shareholder is a party will constitute, the legal, valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar



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laws affecting the rights and remedies of creditors generally and general principles of equity, regardless of whether applied in equity or at law.

     4.4. No Conflict; Approvals. Except as set forth on Schedule 4.4 hereto, the execution, delivery and performance by Shareholder of this Agreement and the Closing Agreements to which Shareholder is a party and the consummation of the transactions contemplated hereby and thereby will not result in any material violation of or conflict with, constitute a material default (with or without notice of the lapse of time) under, or give rise to a right of termination, cancellation, or acceleration of, or result in the imposition of any Encumbrance under, or require any consent or authorization under, (i) the Certificate of Incorporation or Bylaws of Shareholder or the Company or (ii) any note, bond, debt instrument, mortgage, indenture or other material contract, agreement, instrument or other document to which Shareholder or the Company is a party or any Law or Order by which Shareholder or the Company may be bound.

     4.5 Litigation. Except as set forth on Schedule 4.5 hereto, there are no Actions pending or, to the knowledge of Shareholder, threatened by or before any Governmental Authority, and there are no Orders outstanding against Shareholder, the Company or their respective Affiliates that (a) relate to the ownership of the Shares by Shareholder, or (b) may reasonably be expected to restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or permit such consummation only subject to any material condition or restriction applicable to Purchaser, or (c) may reasonably be expected to materially and adversely affect the Company.

     4.6  Material Properties; Title to Assets.

          (a) Except as indicated on Schedule 4.6, upon consummation of the transfer of the Transferred Assets pursuant to Section 6.6, the Company will hold (i) good title to all Owned Assets and Transferred Assets of a type that would be recorded on a balance sheet prepared in accordance with GAAP; and (ii) valid leases under which it enjoys peaceful and undisturbed possession of real or tangible personal property leased by it, in each case free and clear of all Encumbrances except Permitted Encumbrances. There are no pending or, to the Shareholder's knowledge, threatened condemnation proceedings relating to any real property occupied by the Company.

          (b) The Transferred Assets, the Owned Assets and the assets transferred to Purchaser pursuant to the Intellectual Property Agreement constitute all of the assets necessary to conduct the PerImmune Business substantially as it has been conducted prior to Closing.

     4.7  ERISA and Employee Plans.

          (a) Schedule 4.7 contains a list of each Employee Plan and each trust (including trusts intended to qualify under Section 501(a) of the Code and trusts intended to qualify under Section 501(c)(9) of the Code) related thereto.



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
     (b) The Company has no liability, present or future, actual or contingent, by reason of any contribution or obligation to contribute of the Company or any ERISA Affiliate to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA).

     (c) Each Employee Benefit Plan has been established, maintained and administered, in all material respects, in compliance with its terms and with all applicable laws and regulations, including without limitation, ERISA and the Code.

     (d) the Company has provided, or will have provided, to individuals entitled thereto, all required notices within the applicable time period and coverage pursuant to Section 4908B of the Code with respect to any "qualifying event" (as defined Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date with respect to any employee or former employee of the Company.

     (e) With respect to each Employee Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA (each an "ERISA Pension Plan"): (i) neither any ERISA Pension Plan nor any fiduciary with respect thereto has engaged in any prohibited transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA; (ii) the Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Employee Plan and has not been assessed any civil penalty under Section 502(1) of ERISA; (iii) all filings, disclosure and reports as to each ERISA Pension Plan required to be made to any governmental agency or ERISA Pension Plan participant or beneficiary have been timely made; (iv) as of the last day of the last plan year of each such ERISA Pension Plan and as of the Closing Date, the fair market value of the assets of the ERISA Pension Plan is not less than the present value of the accrued benefits (vested and unvested and including ancillary benefits) of such ERISA Pension Plan; (v) no "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in
Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any ERISA Pension Plan with respect to any plan year, whether or not waived; and (vi) neither the Company nor any ERISA Affiliate has any liability, present or future, actual or contingent, under Title IV of ERISA (other than contributions and PBGC premiums due in the ordinary course); and (vii) no filing has been made by the Company or any ERISA Affiliate to, and no proceeding has been commenced by the Pension Benefit Guaranty Corporation to, terminate any ERISA Pension Plan.

     (f) None of the Company, any ERISA Affiliate or any Employee Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Employee Plan, and no condition exists which would prevent the Company from amending or terminating any such benefit plan or Employee Plan.

     (g) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company (with respect to its relationship with such


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
entity) that, individually or collectively, provides for the payment by the Company of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

     (h) No event has occurred in connection with which the Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plans or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

     (i) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any ERISA Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

4.8  Taxes.

     Except as set forth on Schedule 4.8:

     (a) Filing of Returns. There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed on or prior to the date hereof. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, or other matters of or affecting the Company or any other information required to be shown thereon.

     (b) Payment of Taxes. With respect to all amounts in respect of Taxes imposed on the Company or for which the Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid to taxing authorities or others on or before the date hereof have been or will be timely paid by Shareholder or its Affiliates.

     (c)  Tax History.

          (i) Since its incorporation on December 20, 1994, the Company has been a member of an affiliated group filing a consolidated federal U.S. tax return. The common parent of this affiliated group is and has been Akzo Nobel Inc. ("Parent"). The Company was first active and first joined in the consolidated Return for all of tax year 1995. Because of the election described in section


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
          9.5(e), the Company will join in the consolidated return of Parent for a short tax year ending on the Closing Date. The Parent Affiliated Group is currently under audit by the Internal Revenue Service for tax years 1990 to 1993. Years prior to 1990 are closed under the federal statute of limitations.

               (ii) The Company will file an income tax Return in the State of Maryland for tax year 1995 and will file a short period Return in the State of Maryland for the short tax year ending on the Closing Date as the result of the election described in Section 9.5(e). The Maryland statute of limitations has not expired for tax year 1995. Neither the Company nor Parent has been contacted by the State of Maryland regarding an audit examination. The Company has not filed (or been required to file) income tax Returns in any other state.

          (d) Section 338(h)(10) Qualification. Parent is the common parent of the affiliated group within the meaning of Section 1504(a) of the Code that includes Shareholder and the Company (the "Parent Affiliated Group"); Parent will file a consolidated federal income tax Return that includes Shareholder and the Company for the tax period that includes the Closing Date; Parent will not be a target corporation within the meaning of
     Section 338 of the Code for the Taxable Year that includes the Closing Date; and Parent is eligible to make an election under Section 338(h)(10) of the Code with respect to the Company.

     4.9. Accounts. Schedule 4.9 sets forth an accurate and complete list of each Bank Account, together with the names of all persons authorized to draw from or to have access to Bank Accounts in the name of PerImmune.

5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Shareholder that:

     5.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into this Agreement and the Closing Agreements to which it is a party and perform its obligations thereunder.

     5.2. Authorization. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Closing Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Closing Agreements to which it is a party have been duly authorized by the board of directors of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and, on the Closing Date, the Closing Agreements to which it is a party will have been duly executed by Purchaser and do not require any approval of the stockholders of Purchaser. This Agreement constitutes, and on the Closing Date each Closing Agreement to which Purchaser is a party will constitute, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and general principles of equity, regardless of whether applied in equity or at law.

     5.3. No Conflicts; Approvals. Except as forth on Schedule 5.3 hereto, the execution, delivery and performance by Purchaser of this Agreement and the Closing Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby will not result in any material violation of or conflict with, constitute a material default (with or without notice or the lapse of time) under, or give rise to a right of termination, cancellation, or acceleration of, or result in the imposition of any Encumbrance under, or require any consent or authorization under, (i) the Certificate of Incorporation or Bylaws of Purchaser, or (ii) any note, bond, debt instrument, mortgage, indenture or other material contract, agreement, instrument or other document to which the Purchaser is a party or any Law or Order by which Purchaser may be bound.

     5.4. Litigation. Except as set forth on Schedule 5.4 hereto, there are no Actions pending or, to the knowledge of Purchaser, threatened by or before any Governmental Authority, and there are no Orders outstanding against Purchaser that may reasonably be expected to restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or permit such consummation only subject to any material condition or restriction applicable to the Shareholder.

6.   COVENANTS

     Shareholder and Purchaser each covenants as follows:

     6.1. Further Assurances. Each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and
(iii) to cooperate with each other in connection with the foregoing, including using their respective reasonable efforts (A) to obtain all necessary waivers, consents and approvals from Governmental Authorities and from third parties, including, without limitation, consents to the transfer to the Company of the Transferred Assets, (B) to obtain all necessary permits as are required to be obtained under any federal, state, local or foreign law or regulations, (C) to effect all necessary registrations and filings, including, without limitation, submissions of information requested by Governmental Authorities and (D) to fulfill all conditions to this Agreement.

     6.2. No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, Shareholder shall not, and shall use all reasonable efforts to cause its Affiliates and representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or agree to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any person, other than Purchaser and its representatives, concerning any sale of all or any substantial portion of the Company's assets or the PerImmune Business (including the Transferred Assets), or of any shares of capital stock of the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company.

     6.3. Notification of Certain Matters. From the date hereof through the Closing, Shareholder shall give prompt notice to Purchaser and Purchaser shall give prompt notice to Shareholder of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of Shareholder's and Purchaser's respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of Shareholder and Purchaser to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition.

     6.4. Conduct of the Company Prior to the Closing. Prior to the Closing, Shareholder shall cause the Company to conduct its business only in the ordinary and regular course (that is, reasonably consistent with past custom and practice), except as otherwise approved in writing by Purchaser. Without limiting the generality of the preceding sentence, except as otherwise approved in writing by Purchaser, Shareholder shall not permit the Company to:

          (a)  Amend the Company's charter documents;

          (b) Issue or purchase any shares of its capital stock or grant any options, warrants, subscriptions, commitments or other rights of any character to acquire any of its capital stock;

          (c) Declare or pay any dividend, or make any other distribution or payment, with respect to its capital stock, other than the Settlement Dividend;

          (d) Amend or terminate any of the Company's agreements, except in the ordinary course of business or as provided for in the Letter Agreement;

          (e) Make any capital expenditure or guarantee or incur any indebtedness or other liabilities, except in the ordinary course of business;

          (f) Enter into any agreement, except in the ordinary course of business;

          (g) Sell, lease, license, transfer, pledge or assign any of the Owned Assets or the Transferred Assets, except in the ordinary course of business; or

          (h) Alter the manner of keeping the Company's books, accounts or records except for alterations mutually agreed to by Shareholder and Purchaser made in connection with the settlement of intercompany accounts as provided in Section 6.11(a).

     6.5. Tax Matters.

          (a) Termination of Existing Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have liability thereunder for amounts due in respect of period prior to the Closing Date.

          (b) Tax Elections. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Company shall be made after the date of this Agreement without prior written consent of Purchaser.

          (c) Clearance Certificate. As a condition precedent to the consummation of the transactions contemplated by this Agreement, Shareholder shall provide Purchaser with a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the Purchase Price.

          (d) FIRPTA Certificate. As a condition precedent to the consummation of the transactions contemplated by this Agreement, Shareholder shall furnish Purchaser an affidavit, stating, under penalty of perjury, that the indicated number is the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

          (e)  Cooperation and Records Retention.

               (i) Shareholder shall, at the expense of Shareholder, prepare all Returns in respect of Taxes for the Company for taxable years or periods ending on or before the Closing Date. Such Returns shall include Returns for the short taxable period ending on or before the Closing Date which may arise as the result of the election described in Section 9.5(e). The Company and Purchaser shall cooperate with Shareholder to supply any and all information reasonably requested to complete such Returns. Information necessary to complete Returns for the short period ending on or before the Closing Date will be supplied by March 15, 1997. Such short period Return information shall be based upon an actual closing of the Company's financial books and records as of the Closing Date, rather than a pro ration of financial data for the period which straddles the Closing Date. When requested by Shareholder, the Company and/or Purchaser (as appropriate) shall sign any such Returns, which will then be filed by Shareholder in a timely manner. Shareholder shall provide Purchaser a reasonable opportunity to review any such Return prior to signing such Return.

               (ii) The Company shall, at the expense of the Company, prepare all Returns in respect of Taxes for the Company for taxable years or periods ending after the Closing Date. Such Returns shall include Returns for the short taxable period beginning after the Closing Date which may arise as the result of the election described in Section 9.5(e). Shareholder shall cooperate with the Company to supply any and all information reasonably requested by the Company to complete such Returns.

               (iii) Shareholder and Purchaser shall (i) each provide the other, and Purchaser shall cause the Company to provide Shareholder, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and Purchaser shall cause the Company to retain and provide the other, and Purchaser shall cause the Company to retain and provide Shareholder with, any records or other information that may be relevant to such Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Purchaser shall retain, and shall cause the Company to retain, and Shareholder shall retain, until the applicable statutes of limitation (including any extensions) have expired, copies of all Returns, supporting work schedules, and other records or information relating to Taxes in respect of the Company or the PerImmune Business that may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     6.6 Transfer of Assets. Immediately prior to the Closing, Shareholder shall assign, transfer and convey to the Company all the Transferred Assets.

     6.7 Resignation of Directors. Shareholder shall cause all members of the Board of Directors of the Company to resign, effective immediately upon the Closing.

     6.8  Employee Benefit Matters.

          (a)  Continuation of Participation in Employee Plans and Transition

               (i) Effective on and as of the Closing Date, Shareholder shall permit Company to continue participation in, the Akzo Nobel Incentive Savings Plan (the "ISP"); the Akzo Nobel Retirement Plan (the "ANRP"); and all other welfare plans (medical, dental, disability, etc.), in which Company participated prior to the Closing Date (collective, the "Continuation Plans") through November 30, 1996 (the "Continuation Period"). During the Continuation Period, all employees of

          Company shall be permitted to participate in the Continuation Plans as if Company remained a subsidiary of Shareholder. Participation of Company in each Continuation Plan shall, however, end prior to November 30, 1996 upon Company's providing notice to Shareholder of Company's desire to cease its participation in any one or all of the Continuation Plans.

               (ii) Company shall reimburse Shareholder for any costs advanced on Company's behalf with respect to its continuation in the Continuation Plans; actual third party expenses; and out-of-pocket costs incurred by Shareholder as the result of Company's continuation in the Continuation Plans. Such reimbursement shall be made within 30 days of receipt by Company of Shareholder's detailed invoice.

               (iii) Shareholder shall cooperate with Company in its establishment of benefit plans for Company employees by providing Company with such employee census, benefit calculations, service data, claims experience and other similar data as Company shall reasonably request.

          (b)  COBRA

          Company shall be responsible and liable for continuation coverage to Company employees and their qualified beneficiaries in compliance with the provisions of Code Section 49808 and ERISA Section 601 et seq. (herein referred to as "COBRA continuation coverage") with respect to whom a qualifying event occurs after the Closing Date, and Company agrees to indemnify and hold Shareholder harmless from any claims for COBRA continuation coverage made by or on behalf of such employees and their qualified beneficiaries. Shareholder shall retain all obligations and liabilities to provide COBRA continuation coverage to employees and former employees of Shareholder and Company and their qualified beneficiaries (i) who are receiving COBRA continuation coverage at the Closing or (ii) with respect to whom a qualifying event occurred on or prior to the Closing and for which the applicable election period for COBRA continuation coverage has not expired as of the Closing Date, and Shareholder agrees to indemnify and hold Company harmless from any claims for COBRA continuation coverage made by or on behalf of such employees and their qualified beneficiaries.

          (c)  Pension Plan

               (i) As soon as practical after the Closing Date and prior to November 30, 1996, Company shall determine if it will adopt a defined benefit plan for its employees. If no such plan is adopted, following the date of Company's cessation of participation in the ANRP (the "Cessation Date"), Shareholder will freeze past accrued benefits as of the Cessation Date for Company's employee members under the terms of the ANRP.

               (ii) If Company establishes a defined benefit plan (the Company's "Pension Plan"), Shareholder shall transfer or cause to be transferred from the ANRP to the trustee of the Pension Plan cash or marketable securities in an amount equal to the present value of the benefits accrued, through the Cessation Date under the ANRP, using the ANRP' regular actuarial assumptions for ERISA funding purposes, except substituting 7% as the interest rate to be used as part of such assumptions; subject to meeting the requirements of Code Section 4.14(l). Such amount shall be further adjusted by Shareholder's actuary, taking into account benefit payments made subsequent to the Cessation Date; actual return on trust assets from the Cessation Date to the date assets are actually transferred. The transfer shall be made on the latest of (A) 120 days after being notified of Company's decision to establish a defined benefit plan; (B) 30 days after the filing of notification with the Internal Revenue Service of such transfer; (C) the receipt by Shareholder of an opinion by Company's legal counsel verifying that the Pension Plan meets the requirements of Code Section 401(a), and that the Pension Plan's related trust is exempt from taxes under Code
          Section 501(a); or (D) the completion of Company's actuary review and acceptance of the calculations performed by Shareholder's actuary in determining asset transfer amount.

          (d)  Savings Plan Asset Transfer or Distribution

     Shareholder shall transfer or cause to be transferred to the trustee of any Company qualified defined contribution plan cash or marketable securities in an amount equal to the account balances as of the date of such transfer of Company employees in the ISP within the latest of 60 days following the Closing Date; 30 days after the filing of notification with the IRS of such transfer; or the receipt by Shareholder of an opinion by Company's legal counsel verifying that such plan meets the requirements of Code Section 401(a) or 401(k), and that the Plan's related trust is exempt from taxes under Code
Section 501(a).

          (e) Nothing contained in this Agreement shall confer upon any Company employee any rights with respect to continuance of employment by Company, nor shall anything herein restrict Company in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Company employees. No provision of this Agreement shall create any third party beneficiary rights in any Company employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment of benefits that may be provided to any Company employee by Company or under any benefit plan which Company may maintain.

          (f) Purchaser recognizes and acknowledges that Company has assumed and is responsible for payment of all benefits accrued or claimed by its employees under any of the Employee Plans, including benefits attributable to any prior employment with Shareholder, (and specifically including any severance and accrued vacation) and that, except for the transfer of funds from the ANRP and ISP as provided in (c) and (d) above, Shareholder shall have no responsibility or liability with respect to any such benefits or payments to any Company employee.

     6.9 Government Contracts; Novation. Schedule 6.9 sets forth all Government Contracts used in the PerImmune Business. As promptly as practicable, the Company will enter into a novation agreement or agreements with the United States Government with respect to the Government Contracts, to the extent so required. Shareholder and Purchaser will cooperate fully with the Company in obtaining the novation of all such Government Contracts, to the extent required.

     6.10 Purchase Price Note. At or prior to the Closing, Shareholder will enter into a credit facility (the "Credit Facility") pursuant to which Shareholder agrees to loan to the Company up to $3,600,000 (at a rate of $720,000 per month for five months). The initial advance shall be made on the later of August 1, 1996 or the Closing Date, and each advance thereafter shall be made on the first day of the month. Borrowings under the Credit Facility shall accrue interest from the date of advance at a fixed rate per annum equal to eight percent (8%). The outstanding principal balance under the Credit Facility (including all accrued and unpaid interest) shall be due and payable on December 31, 1996, provided that (i) in the event that, prior to such date, the Company has procured a commitment for financing to be used, in part, to repay the amounts due under the Credit Facility, then the final maturity date shall be extended for a period of time necessary to consummate such financing, such period not to extend beyond January 31, 1997, and (ii) in the sole discretion of Shareholder, the final maturity may be extended for up to three additional months during which time Shareholder will loan to the Company up to an additional $1,800,000 pursuant to advances not to exceed $600,000 per month, which advances will be evidenced by a promissory note. The outstanding principal balance outstanding under the Credit Facility (including all accrued and unpaid interest) is subject to prepayment under the terms set forth in the Credit Facility and shall be secured by a pledge of certain assets of the Company.

     6.11 Current Accounts of PerImmune.

          (a) Settlement of Intercompany Accounts. Prior to the Closing Date, Shareholder shall cause the Company to declare and pay to Shareholder a dividend (the "Settlement Dividend") in the amount of $2,871,532 representing the sum of (i) the balance of cash reflected on the Closing Balance Sheet, and (ii) the balance of the intercompany account receivable account on the Closing Balance Sheet less (iii) the Company's intercompany accounts payable to OTC and its Affiliate. Upon payment of the Settlement Dividend, the balance of the Company's intercompany account(s) receivable from, and intercompany accounts payable to, Shareholder and its Affiliate shall be deemed paid in full and reduced to zero.

          (b) Working Capital Facility. On the Closing Date, Shareholder and the Company shall enter into a working capital facility (the "Working Capital Facility") pursuant to which Shareholder agrees to loan to the Company up to $2,871,532. Borrowings under the Working Capital Facility shall be at the request of the Company and subject to the approval of Shareholder. The parties agree that the purpose of the Working Capital Facility is to provide for the Company's working capital needs during the period of time covered by the Working Capital Facility, and that the approval of Shareholder shall not unreasonably be withheld. Borrowings under the Working Capital Facility shall accrue interest from the date of advance at a fixed rate per annum equal to eight percent (8%). The outstanding principal balance under the Working Capital Facility (including all accrued and unpaid interest) shall be due and payable on the date twelve (12) months following the Closing Date and shall be secured by a pledge of certain assets of Purchaser. On the Closing Date, Shareholder shall transfer to the Company $2,000,000 in immediately available funds as an advance on the Closing Date under the Working Capital Facility.

          (c) July Current Accounts. On the Closing Date, Shareholder shall transfer to the Company, in immediately available funds, an amount equal to all cash received by Shareholder and its Affiliates from or on behalf of the Company or in respect of the PerImmune Business from and after the Effective Date but on or prior to the Closing Date (net of amounts paid by Shareholder and its Affiliates during such period to or on behalf of the Company or in respect of the PerImmune Business in the ordinary course of business consistent with past practices). In the event that the amount calculated pursuant to this paragraph shall be less than zero, then the Company shall be deemed to have made a request for, and Shareholder shall be deemed to have approved, effective the Closing Date, borrowing under the Working Capital Facility in the amount necessary to reduce such negative balance to zero, but not to exceed the total amount of permitted borrowing thereunder. Any borrowings under the Working Capital Facility pursuant to this Section 6.11(c) shall be in addition to amounts advanced on the Closing Date pursuant to the last sentence of Section 6.11(b).

          (d) Further Assurances. From and after the Closing Date, Shareholder shall, and shall cause its Affiliates to, promptly transfer to the Company all amounts received by Shareholder and such Affiliates in respect of, or relating to the PerImmune Business (including all payments made by PerImmune's customers). Shareholder shall, and shall cause its Affiliates to promptly transfer to (and not pay) any request for payment from third parties in respect of, or related to the PerImmune Business.

     6.12. Property and Casualty Insurance. Shareholder shall cause the liabilities and obligations of the Company of a type currently covered by the master casualty insurance program of Shareholder or its Affiliate which are incurred prior to Closing to be administered by Shareholder, or such Affiliate, consistent with past practice.


7.   CONDITIONS TO SHAREHOLDER'S OBLIGATIONS

          The obligations of Shareholder to effect the Closing are subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Shareholder.

     7.1 Representations, Warranties and Covenants. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereto; and Purchaser shall have performed and satisfied all material agreements and covenants required hereby to be performed by it prior to the Closing.

     7.2. No Proceeding or Litigation. No Action by any Governmental Authority or other Person shall have been instituted which would reasonably be expected to materially damage Shareholder if the transactions contemplated hereunder are consummated.

     7.3. Certificates. Purchaser shall furnish Shareholder with such certification of its duly authorized officers and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by Shareholder.

     7.4. Corporate Documents. Shareholder shall have received from Purchaser resolutions adopted by the board of directors of Purchaser, approving this Agreement, the Purchase Price Note, the Closing Agreements to which it is a party and the transactions contemplated hereby and thereby, certified by Purchaser's corporate secretary, as applicable.

     7.5. Consents. All governmental consents necessary to effect the Closing, and all third party consents to the transactions contemplated hereby (including with respect to the conveyance of the Transferred Assets) shall have been obtained (it being understood that pursuant to Section 6.9 hereof the necessary consent or approval for the novation of certain of the Government Contracts need not be obtained prior to the Closing).

     7.6. Other Agreements. Purchaser shall have executed and delivered the Closing Agreements in the forms attached as exhibits hereto.


8.   CONDITIONS TO PURCHASER'S OBLIGATIONS

          The obligations of Purchaser to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Purchaser:

     8.1. Representations, Warranties and Covenants. All representations and warranties of Shareholder contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof; and Shareholder shall have performed and satisfied all material agreements and covenants required hereby to be performed by it prior to the Closing.

     8.2. No Proceedings or Litigation. No Action by any Governmental Authority or other Person shall have been instituted which would reasonably be expected to materially damage Purchaser if the transactions contemplated hereby are consummated.

     8.3. Certificates. Shareholder shall furnish Purchaser with such certificates of its duly authorized officers and others to evidence compliance with the conditions set forth in this Article 8 as may be reasonably requested by Purchaser.

     8.4. Corporate Documents. Purchaser shall have received from Shareholder resolutions adopted by the board of directors of Shareholder, approving this Agreement, the Closing Agreements to which it is a party, and the transactions contemplated hereby and thereby, certified by Shareholder's corporate secretary, as applicable.

     8.5. Consents. All governmental consents necessary to effect the Closing, and all third party consents to the transactions contemplated hereby (including with respect to the conveyance of the Transferred Assets) shall have been obtained (it being understood that pursuant to Section 6.9 hereof the necessary consent or approval for the novation of certain of the Government Contracts need not be obtained prior to the Closing).

     8.6. Other Agreements. Shareholder shall have executed and delivered the Closing Agreements in the forms attached as exhibits hereto.

9.   ACTIONS BY SHAREHOLDER AND PURCHASER AFTER THE CLOSING

     9.1. Further Actions. On and after the Closing Date, Purchaser and Shareholder will take all appropriate actions and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to confirm or effect Purchaser's ownership, possession and control (in accordance with this Agreement) of the shares and the Company's ownership, possession and control (in accordance with this Agreement) of the Transferred Assets, including but not limited to the novation of Government Contracts used in the PerImmune Business, if required, and transfer of monies received by Shareholder and its Affiliates after the Closing Date from PerImmune customers and intended for PerImmune.

     9.1. Survival of Representations and Warranties. The representations and warranties of Shareholder, on the one hand, and Purchaser, on the other hand, contained herein, and all claims and causes of action with respect thereto, shall survive the Closing Date, to the extent herein set forth: (a) with respect to the representations and warranties in Sections 4.2 and 4.6(a) hereof for an indefinite period, (b) with respect to the representations and warranties in Section 4.7 and 4.8 hereof until 60 days after the expiration of the applicable statute of limitations (with extensions); (c) with respect to all other representations and warranties until the date two years from the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

     9.3. Books and Records.

          (a) Purchaser agrees that it will cooperate with and make available to Shareholder, during normal business hours, all PerImmune Books and Records, and PerImmune employees (without substantial disruption of employment) which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such PerImmune Books and Records (including such employees) for any reasonable business purpose; it being understood that all PerImmune Books and Records shall be maintained by Purchaser for three (3) years following the Closing. Except as otherwise required in
     Section 9.4, Shareholder shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such PerImmune Books and Records. Notwithstanding the foregoing, Purchaser shall retain all PerImmune Books and Records relevant to any Return until sixty (60) days following the expiration of the relevant statute of limitations.

          (b) Shareholder agrees that it will cooperate with and make available to Purchaser, during normal business hours, all Shareholder's Books and Records, and employees of Shareholders or the Affiliates (without substantial disruption of employment) which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Shareholder's Books and Records, (including such) employees for any reasonable business purpose; it being understood that all Shareholder's Books and Records shall be maintained by Shareholder for three (3) years following the Closing. Except as otherwise required in Section 9.4, Purchaser shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Shareholder's Books and Records. Notwithstanding the foregoing, Shareholder shall retain all Shareholder's Books and Records relevant to any Return until sixty (60) days following the expiration of the relevant statute of limitations.

     9.4. Indemnification

          (a) By Shareholder. Shareholder shall indemnify, save and hold harmless Purchaser, the Company, their respective Affiliates and subsidiaries, and their respective directors, officers, shareholders and employees (the "Purchaser Indemnitees") from and against any and all costs, losses, Taxes, liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, reasonable attorneys' fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing herein (collectively, "Damages") incurred in connection with, arising out of or resulting from (i) any breach of any representation, warranty, covenant or agreement made by Shareholder in this Agreement; (ii) any Excluded Liability and any liability or obligation of Shareholder or its Affiliate that does not relate to operations of the Company or the PerImmune Business; and (iii) any liability arising from Shareholder's responsibility for Taxes pursuant to
     Section 9.5, provided, however, that Shareholder shall not be liable to the Purchaser Indemnitees in respect of a breach of a representation or warranty made by Shareholder in this Agreement which was true as of the date of this Agreement but which is rendered inaccurate by events beyond the control of Shareholder occurring between the date of this

     Agreement and the Closing, to the extent that Shareholder has notified Purchaser of such breach in writing prior to the Closing and Purchaser has effected the Closing with knowledge of such breach.

          (b) By Purchaser. Purchaser shall indemnify, save and hold harmless Shareholder, Affiliates and subsidiaries, and their respective directors, officers, shareholders and employees (the "Shareholder Indemnitees") and, together with the Purchaser Indemnitees, the "Indemnitees") from and against any and all Damages incurred in connection with, arising out of or resulting from (i) any breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement; and (ii) any PerImmune Liabilities and (iii) any liability arising from Purchaser's responsibility for Taxes pursuant to Section 9.5.

          (c) Damages. The term "Damages" as used in this Section 9.4 is not limited to matters asserted by third parties, but includes Damages incurred or sustained by an Indemnitee in the absence of third party claims. Payments by an Indemnitee or amounts for which such Indemnitee is indemnified hereunder shall not necessarily be a condition precedent to recovery.

          (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by an Indemnitee, such Indemnitee shall, subject to Section 9.2, give written notice (a "Claim Notice) to the indemnifying party as soon as practicable after such Indemnitee becomes aware of any fact, condition or event which may give rise to Damages or which indemnification may be sought under this Section 9.4. If any lawsuit or enforcement action is filed against any Indemnitee hereunder, notice thereof (a "Third Party Notice") shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After receipt of a Third Party Notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects,
     (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and appoint its own counsel therefor, at its own cost. The parties shall also cooperate with each other in any notifications to insurers. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Third Party Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim and the indemnifying party shall have the right to participate therein at its own cost; provided, however, that such claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.

          (e) Limitation on Indemnities. (i) No claim may be made against an indemnifying party for indemnification pursuant to either Section 9.4(a)(i) or Section 9.4(b)(i) with respect to any individual item of Damage, or any series of related items of Damage not exceeding $15,000, until the aggregate dollar amount of all Damages indemnifiable pursuant to this
     Section 9.4 exceeds $50,000. The indemnification of obligations of Shareholders pursuant to Section 9.4(a)(i) and the indemnification of obligations of Purchaser pursuant to Section 9 .4(b)(i), shall each be effective only until the dollar amount paid in respect of the Damages indemnified against under such clause of this Agreement aggregates to an amount equal to $8,500,000; and (ii) Purchaser shall not be entitled to indemnification based upon the breach of any representation or warranty of Shareholder if, as of the Closing, Purchaser had actual knowledge of facts that cause such representation or warranty to be untrue. For purposes of the foregoing, the parties intend only that the actual knowledge of Michael
     G. Hanna, Jr., and of senior management and laboratory directors of PerImmune on the Closing Date shall be imputed to Purchaser. Such persons shall not be personally liable to Shareholder under the provisions of the preceding sentence. Shareholder shall not be entitled to indemnification based upon the breach of any representation or warranty of Purchaser if, as of Closing, Shareholder or any of its senior management personnel had actual knowledge of facts that cause such representation and warranty to be untrue.

          (f) Brokers and Finders. Pursuant to the provisions of this Section 9.4, each of Purchaser and Shareholder shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

     9.5. Responsibility for Taxes.

          (a) Division of Responsibility. Shareholder shall be responsible for (and shall indemnify and hold harmless Purchaser, the Company, and each of their respective Affiliates, successors and assigns from and against) all Taxes (i) with respect to all tax periods of the Company ending on or prior to the Closing Date, (ii) with respect to any tax period of the Company beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a "Pre-Closing Partial
     Period"), or (iii) payable as a result of a material breach of any representation or warranty set forth in Section 4.8 of this Agreement, except in each case to the extent that the liability for such Taxes is reflected on the Closing Balance Sheet. Purchaser and the Company shall be responsible for (and shall jointly and severally indemnify and hold harmless Shareholder, and its Affiliates, successors and assigns from and against) all Taxes (i) with respect to all tax periods of the Company beginning after the Closing Date, and (ii) with respect to any tax period of the Company beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period commencing after the Closing Date (such portion, a "Post-Closing Partial Period").

          (b)  Effect of Carryovers and Carrybacks. For purposes of this
     Section 9.5, Tax or Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to periods beginning after the Closing Date or to any Post-Closing Partial Period, but shall not include amounts which would have been paid but for the application of any credit or net operating or capital loss deductions attributable to periods ending on or prior to the Closing Date or to any Pre-Closing Partial Period.

          (c) Allocation Between Partial Periods. With respect to any tax period of the Company beginning before the Closing Date and ending after the Closing Date, any Taxes for such period shall be apportioned between the Pre-Closing Partial Period and the Post-Closing Partial Period based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Company and its subsidiaries, if any, during such Pre-Closing Partial Period and such Post-Closing Partial Period.

          (d) Post-Closing Audits and Other Proceedings. Shareholder, on the one hand, and Purchaser, on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date or any Pre-Closing Partial Period. Shareholder and Purchaser shall cooperate with each other in the conduct of any audit or other proceedings involving Company for such periods and each may participate at its own expense, provided each party hereto shall have the right to control the conduct of any such audit or proceeding for which such party (i) agrees that any resulting Tax is covered by the indemnity provided in Section 9.5(a) of this Agreement, and (ii) demonstrates its ability to make such indemnity payment. Notwithstanding the foregoing, Shareholder may not settle or otherwise resolve any such claim, suit or proceeding without the consent of Purchaser, such consent not to be unreasonably withheld and Purchaser may not settle or otherwise resolve any such claim, suit or proceeding without the consent of Shareholder, such consent not to be unnecessarily withheld.

          (e) Section 338(h)(10) Election. Shareholder shall cause Parent to join with Purchaser in making and Purchaser agrees to join Parent in making an election under Section 338(h)(10) of the Code and any corresponding elections permitted under state, local or foreign law with respect to the acquisition of the Company and, if no election may be made pursuant to such state, local or foreign law under an election corresponding to Code Section 338(h)(10), elections corresponding to
     Section 338(a) and 338(g) of the Code, provided as to such jurisdiction Shareholder is not also subject to tax on the gain realized upon the sale of the capital stock of the Company. Purchaser and Parent shall exchange completed and executed copies of Internal Revenue Service Form 8023-A, required Schedules thereto, and any similar state, local and foreign forms at or prior to the Closing. Shareholder and Purchaser agree that as soon as practicable after Closing, they shall allocate the Purchase Price and all other capitalized costs among the Company's assets for income tax purposes in accordance with an allocation schedule (the "Purchase Price Allocation Schedule") proposed by Purchaser and reasonably acceptable to Shareholder, which shall be delivered by Purchaser to Shareholder. In connection therewith, Shareholder and Purchaser shall discuss the allocation of the Purchase Price and other capitalized costs among the Company's assets and attempt in good faith to reach agreement with respect thereto. Shareholder and Purchaser acknowledge that for United States federal income tax purposes (and for purposes of state, local or foreign taxes in jurisdictions which permit elections analogous to the election permitted under Section 338(h)(10) of the Code) the acquisition of the stock will be treated by the parties as if it is a sale of the assets of the Company to a new corporation owned by Purchaser, followed by a complete liquidation of the Company to a new corporation owned by Purchaser, followed by a complete liquidation of the Company. The parties agree to report the transaction in a manner consistent with this treatment.

     9.6  Confidentiality.

          (a) Shareholder and its Affiliates have obtained confidential information relating to the business, operations and assets (including the Transferred Assets) of the Company. Following the Closing, Shareholder and its Affiliates shall treat such information as confidential and shall preserve the confidentiality thereof, not duplicate or use such information and instruct their employees who have had access to such information to keep confidential and not to use any such information unless such information (i) is now or is hereafter disclosed, through no act or omission of Shareholder or its Affiliates, in a manner making it available to the general public or (ii) is required by law to be disclosed.

          (b) Purchaser, the Company and their respective Affiliates have obtained confidential information relating to the business operations and assets of Shareholder. Following the Closing, Purchaser, the Company and their respective Affiliates shall treat such information as confidential and shall preserve and confidentiality thereof, not duplicate or use such information and instruct their employees who have had access to such information to keep confidential and not to use any such information unless such information (i) is now or is hereafter disclosed through no act or omission of Purchaser, the Company or their Affiliates, in a manner making it available to the general public or (ii) is required by law to be disclosed.

10.  MISCELLANEOUS

     10.1. Termination.

          (a)  This Agreement may be terminated at any time prior to Closing;

               (i)   By mutual written consent of Shareholder and Purchaser;

               (ii) By Purchaser, or Shareholder if the Closing shall not have occurred on or before August 31, 1996; provided however, that this provision shall not be available to Purchaser, if Shareholder has the right to terminate this Agreement under clause (iv) of this Section 10.1(a); and this provision shall not be available to Shareholder if Purchaser has the right to terminate this Agreement under clause
          (iii) of this Section 10.1;

               (iii) By Purchaser if there is a material breach of any representation or warranty set forth in Article 4 hereof or any covenant or agreement to be complied with or performed by Shareholder pursuant to the terms of this Agreement, provided that Purchaser may not terminate this Agreement prior to the Closing if Shareholder has not had an adequate opportunity to cure such failure;

               (iv) By Shareholder if there is a material breach of any representation or warranty set forth in Article 5 hereof or of any covenant or agreement to be complied with or performed by Purchaser pursuant to the terms of this Agreement; provided that Shareholder may not terminate this Agreement prior to the Closing if Purchaser has not had an adequate opportunity to cure such failure.

          (b) In the Event of Termination. In the event of termination of this Agreement;

               (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof to the party furnishing the same;

               (ii) The provisions of Section 9.6 shall continue in full force and effect; and

       (iii) No party hereto shall have any liability or further obligation to any other party relating to the transactions contemplated hereby, provided that no such termination shall relieve any party from liability for a willful breach of this Agreement.

       10.2. Assignment. Neither this Agreement, the Closing Agreements nor any of the rights or obligations hereunder or thereunder may be assigned by any party without the prior written consent of the other parties thereto, which consent will not unreasonably be withheld; except that either party may assign all such rights and obligations to an Affiliate or to a successor in interest which shall assume all obligations and liabilities of such party under this Agreement (provided that no assignment shall release the assigning party from responsibility for its obligations hereunder) and Purchaser may, without such consent, assign all such rights to any lender as collateral security. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right benefit or obligation under this Agreement as a third party beneficiary or otherwise.

       10.3. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered, when transmitted if transmitted by telecopy, electronic or digital transmission method provided that such transmission is confirmed by telephone; the day after it is sent, if sent for next day delivery to a domestic address by overnight mail; and upon receipt, if sent by certified or registered mail return receipt requested. In each case notice shall be sent to:

              If to Shareholder, addressed to:

                     Organon Teknika Corporation
                     100 Akzo Avenue
                     Durham N.C. 27712
                     Attention: President


              With a copy to:

                     Organon Teknika N.V.
                     Veedijk 58
                     2300 Turnhout
                     Belgium
                     Attention: General Counsel

              If to Purchaser or the Company, addressed to:

                     Perlmmune, Inc.
                     1330 Piccard Drive
                     Rockville, ND 20850-4396
                     Attention: Michael G. Hanna, Ph.D.


              With a copy to:

                     Latham & Watkins
                     1001 Pennsylvania Avenue, N.W., Suite 1300
                     Washington, D.C. 20004
                     Attention: Bruce E. Rosenblum


or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

       10.4. Choice of Law. This Agreement shall be construed, interpreted and the right of the parties determined in accordance with the internal law, and not the law of conflicts, of the State of Maryland.

       10.5. Entire Agreement; Amendments and Waivers. This Agreement, the Closing Agreements, together with all exhibits and schedules hereto and thereto, and the Purchase Price Note constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended or supplemented except by an instrument in writing signed on behalf of each of the parties hereto. No modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

       10.6. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       10.7. Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

       10.8. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

       10.9. Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

       10.10. Publicity. Any party issuing a press release regarding the transactions contemplated hereby must have the prior written consent of the other party.

       10.11. Arbitration.

              (a) Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties after the Closing arising out of or relating to this Agreement, including, without limitation, the indemnities provided in Article 9 the parties agree to attempt to settle any such disputes in a amicable manner. Should the parties fail to resolve such a dispute within three (3) months following written notice thereof, such dispute shall, upon request of the contesting party, be submitted to an arbitrator jointly agreed to by the parties. If a single arbitrator cannot be agreed upon within thirty (30) days, each party shall elect one arbitrator and the two arbitrators will select a third arbitrator.

              (b) Arbitration shall be conducted in accordance with rules and procedures of the Center for Public Resources ("CPR"), subject to the following terms:

                     (i) the arbitration shall be held at a mutually agreeable location in the vicinity of Washington, D.C.

                     (ii) the arbitrator(s) shall be independent, impartial third parties, having no direct or indirect personal or financial relationship to any of the parties of the dispute, each of whom has agreed to accept an appointment as arbitrator(s) on the terms set forth in this Section.

                     (iii) within thirty (30) days after the selection of the arbitrator(s), each party shall submit a description of the matter to be arbitrated to said arbitrator(s).

                     (iv) from the date the arbitrator(s) is/are in possession of both parties' submitted material, the arbitrator(s) shall have sixty (60) days in which to hear the parties and fifteen (15) days thereafter to render a decision.

                     (v) time periods set forth in this Section 10.11 may be altered only mutual consent of the parties.

                     (vi) the arbitrator(s) shall announce the award in writing accompanied by written findings of facts in support of the award and any relevant conclusions of law. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

               (vii) the fees of the arbitrator(s) and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrator(s), except that the prevailing party shall pay no more than one-half of such costs.

          10.12. Assets Held for Shareholder and Affiliates. Purchaser hereby acknowledges and agrees that all biological materials, products, technology, files, records and documentation, including but not limited to data for regulatory purposes, relating to (i) the TICE(R)BCG product line (including but not limited to the master seed lot) (ii) any and all food diagnostics and HIV diagnostics in the possession of the Company at the Closing Date and (iii) any and all cell lines/antibodies set forth on Schedule 1.1(a) are the property of Shareholders and/or its Affiliates and will not be deemed included in the Owned Assets or the Transferred Assets.

          10.13. Non-Competition. Taking into consideration that prior to the Closing, the Company has been engaged in the manufacture and development of food diagnostics and HIV diagnostics on behalf and for the account of Shareholder and its Affiliates, and will under the Services Agreement continue to provide services to the Shareholder and its Affiliates relating thereto, Purchaser hereby covenants and agrees that Purchaser either directly or through an Affiliate including the Company, will for the longer of (i) a period of five
(5) years from the Closing Date or (ii) as long as the Company continues to provide services to the Shareholder or its Affiliates in the field of food diagnostics or HIV diagnostics, not compete with Shareholder or its Affiliates in the field of food diagnostics and/or HIV diagnostics, as appropriate.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                            PERIMMUNE HOLDINGS, INC.


                                            By:/s/ MICHAEL G. HANNA JR.
                                               ---------------------------
                                               Name:  Michael G. Hanna Jr.
                                               Title: President

                                            ORGANON TEKNIKA CORPORATION


                                           By:
                                              -----------------------------
                                              Name:
                                              Title:

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                            PERIMMUNE HOLDINGS, INC.


                                            By:
                                               ---------------------------
                                               Name:
                                               Title:

                                            ORGANON TEKNIKA CORPORATION


                                           By: /s/ ROBERT S. TIMMONS
                                              -----------------------------
                                              Name:  R.S. Timmons
                                              Title: President

                                   Exhibit A

                            Form of Promissory Note

                                                                       EXHIBIT A


THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.


Date: August ___, 1996                                                $9,234,935



                           _________________________

                                PROMISSORY NOTE



            For value received, PerImmune Holdings, Inc., a Delaware corporation ("Holdings") hereby promises to pay to the order of Organon Teknika Corporation, a corporation formed under the laws of Delaware (the "Payee"), at the office of PerImmune, Inc., ("PerImmune") 1330 Piccard Drive, Rockville, MD 20850, or at such other place in the United States as the Payee may from time to time designate in writing, in lawful money of the United States, the principal amount of Nine Million Two Hundred Thirty-four Thousand Nine Hundred Thirty-five Dollars ($9,234,935), together with accrued interest thereon, calculated and payable as set forth below in this Promissory Note.

            This Promissory Note is made pursuant to that certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of July __, 1996 by and among Holdings and Payee, and is the Purchase Price Note referred to therein. Capitalized terms used herein shall have the meanings set forth in the Stock Purchase Agreement.

            Interest on the principal balance of this Promissory Note outstanding from time to time until paid in full shall accrue at the rate of eight percent (8%) per annum, computed on the basis of a 365-day year for the actual number of days elapsed, commencing on the date hereof. Interest shall compound semi-annually on January 31 and July 31 of each year, commencing on January 31, 1997, and the amount of such interest shall be added to the principal of this Promissory Note as of such date. If this Promissory Note is prepaid prior to July 31, 1998, all accrued interest shall be due and payable on the date of prepayment.

            Final maturity of this Promissory Note is July __, 1998 ("Final Maturity") subject to Payee's right to accelerate final maturity as set forth herein. Holdings shall be required to prepay this Promissory Note in full in the event that PerImmune, Inc., a Delaware corporation, consummates an initial public offering of common stock ("Common Stock") prior to the Final Maturity. In such event, this Promissory Note is subject to prepayment, at the election of Payee, on the date such public offering is consummated, either in cash or in Common Stock with a value equal to the price per share to the investors in the public offering. In the event of a failure of (a) PerImmune to pay when due and payable any amounts due to Payee under the Credit Facility or the Working Capital Facility or (b) Holdings to pay to amounts due to Akzo Nobel Pharma

International, B.V. ("Pharma") under Section 2.2 of the Intellectual Property Agreement, and the continuation of such failure for a period of forty-five (45) days, then, upon notice in writing to Payee, Payee may declare all amounts owed hereunder to be due and payable immediately.

        Payment of principal and interest under this Promissory Note is secured pursuant to that certain Intellectual Property Security Agreement by and among Holdings, PerImmune, Pharma and Payee dated August ____, 1996 by a pledge of all of PerImmune's right, title and interest in the Collateral, as that term is defined in the Intellectual Property Security Agreement.

          IN WITNESS WHEREOF, Holdings has caused this Promissory note to be executed and delivered by its duly authorized officer, as of the date first written above.



                                  PERIMMUNE HOLDINGS, INC.

                                  By: _________________________________________
                                       Title

                                    Exibit B



                    Form of Intellectual Property Agreement

                        INTELLECTUAL PROPERTY AGREEMENT

                                  By and Among

                     AZKO NOBEL PHARMA INTERNATIONAL, B.V.

                                      and

                            PERIMMUNE HOLDINGS, INC.

                        INTELLECTUAL PROPERTY AGREEMENT

        This Intellectual Property Agreement (the "Agreement") is made this second day of August, 1996 by and between Akzo Nobel Pharma International, B.V. (a corporation formed under the laws of the Netherlands) ("Pharma") and PerImmune Holdings, Inc., a Delaware corporation ("Holdings");

                                   WITNESSETH

        WHEREAS, Pharma is the beneficial owner of the Patents and Patent Applications (each as defined herein), and is the legal and beneficial owner of the Trademarks and Technical Information (each as defined herein);

        WHEREAS, Akzo Nobel, N.V. a corporation formed under the Laws of the Netherlands and the direct parent corporation of Pharma ("Patent"), holds title, as legal owner, to the Patents and Patent Applications for the benefit of Pharma;


        WHEREAS, Pharma and Patent each wishes to sell, transfer and convey to Holdings their respective rights in the Patents, Patent Applications, the Trademarks and other technology rights and intellectual property owned by such parties in exchange for the consideration set forth in this Agreement and used and useful in the PerImmune Business (as defined herein);

        NOW THEREFORE, in consideration of the respective covenants and representations and warranties hereafter specified it is hereby agreed between the parties as follows:

1.  Definitions

        As used in this Agreement, the terms defined below shall have the respective meanings hereinafter specified, it is hereby agreed between the parties as follows:

        "Affiliates" means, with respect to any entity, any other entity which directly or indirectly controls, is controlled by, or is under common control with such entity, where the term "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the equity capital or the right or power in fact to direct the management of such entity.

        "Claim" has the meaning set forth in Section 5.3.

        "Claim Notice" has the meaning set forth in Section 5.3.

        "Damages" has the meaning set forth in Section 5.1.

     "Excluded Intellectual Property" means all biological materials, products, technology, files, records and documentation, including but not limited to data for regulatory processes, relating to (i) the TICE(R)BCG product line (including but not limited to the master seed lot), (ii) any and all food diagnostics and HIV diagnostics in the possession of PerImmune at the Closing Date, and (iii) any and all cell lines/antibodies set forth on Schedule 1.1.

     "Fair Market Value" means as of a given date, (i) the closing price of a share of common stock on the principal exchange on which the common stock then trades, if any, on the day previous to such date, or, if shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; or (ii) if such common stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, (1) the last sales price (if the common stock is then listed as a National Market Issue under the Nasdaq National Market system) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the common stock on the day previous to such date as reported by Nasdaq or such successor quotation systems.

     "Indemnitees" has the meaning set forth in Section 5.1.

     "License Revenues" means consideration received by Holdings and its Affiliates (including PerImmune) from third parties as a result of the licensing by Holdings and its Affiliates (including PerImmune) of Patents, Patent Applications and/or Technical Information with respect to a specified Product or Products, including all license fees, royalties and milestone payments, but excluding payments to fund research or other product development expenses and costs ("R&D Payments").

     "Net Sales" means the amounts invoiced or charged purchasers for Products sold by Holdings or an Affiliate (including PerImmune) to a third party, less costs of insurance incident to transportation; transportation and shipping costs; excise, sales, luxury, gross receipt, turnover or similar taxes and customs duties; trade and cash discounts; sales commissions; and allowances for returns and uncollectible accounts. Neither License Revenues nor R&D Payments shall be considered Net Sales for purposes of this Agreement.

     "Patents" means those patents listed on Schedule 1.2(a) hereto and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additives to any such patents, both U.S. and worldwide.

     "Patent Applications" means the patent applications listed on Schedule 1.2(a) hereto, as well as any continuations, continuations-in-part, divisional or reissue applications, reexamination certificates, or any corresponding foreign patent applications based on such patent applications and on any patents issuing worldwide from any of the foregoing.

     "PerImmune Business" means the business of research, development and the commercialization of clinical and therapeutic applications for vaccine-based active specific immunotherapy and the research, development, clinical and therapeutic application and manufacturing of human monoclonal antibodies, non-specific immunotherapy and in-vitro diagnostics, as well as contract research and product sales, as currently conducted and proposed to be conducted by PerImmune.

          "Perimmune Indemnitees" has the meaning set forth in Section 5.1.

          "Products" means individually or collectively, as the context indicates (i) OncoSPECT (Colorectal), (ii) OncoSPECT (non-colorectal), (iii) active specific immunotherapy (ASI), (iv) Apo-Tek cardiovascular tests and products, (v) KLH and non-specific immunotherapy products, and (vi) other products produced by Holdings and its Affiliates (including PerImmune) which are covered by Patents, Patent Applications or patents or patent applications underlying the Retained Patents License or make use of Technical Information transferred hereunder to Holdings.

               "Quarterly Payments Report" has the meaning set forth in Section
                2.3(a).

               "Retained Patents" means the patents list on Section 1.4.

               "Retained Patents License" has the meaning set forth in Section
                3(b).

               "Taxes" means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

               "Technical Information" means all technical and commercial information, specifications, processes, inventions, trade secrets, know how, methods and techniques, and other materials primarily used in the PerImmune Business, including models, designs and plans and including the underlying copyrights in works of authorship embodying the foregoing, all of which primarily relate to the PerImmune Business as conducted by PerImmune on the date hereof, but not including the Patents, Patent Applications, Trademarks or Excluded Intellectual Property.

               "Third Party Notice" has the meaning set forth in Section 5.3.


               "Trademarks" means those trademarks and common law marks listed on Schedule 1.5 hereto.

2.        Assignment of Intellectual Property Rights to Perimmune

          2.1. Transfer

               (a) Assignment of Patents and Patent Applications. Pharma shall, and shall cause Parent to, sell, assign, convey and deliver to Holdings, its successors, assigns and legal representatives, such party's entire right, title and interest in and to the Patents, the Patent Applications and all rights and privileges relating thereto including but not limited to the right to recover and take all such proceedings as may be necessary for the recovery of damages or otherwise in respect of past, present or future infringement of any Patent or patents(s) issuing from any Patent Application;

               (b) Assignment of Trademarks. Pharma hereby sells, assigns, conveys and delivers to Holdings all of its individual rights, title and interest in and to the Trademarks, including the goodwill of the business represented by the scheduled trademarks, any registrations and applications of the scheduled marks and any common law rights in the scheduled marks;

               (c) Assignment of Technical Information. Pharma hereby sells, assigns, conveys and delivers to Holdings Pharma's right, title and interest in and to all Technical Information held by Pharma.

2.2       Consideration.

               (a) In consideration of the transfers, assignments and conveyances provided for in Section 2.1, and subject to the limitations included herein, Holdings agrees to make the following payments to Pharma:

                    (i) in respect of the Products listed on Schedule 2.2(a)(i), the payments in each case in the amount set forth next to such Product on Schedule 2.2(a)(i);

                    (ii) in respect of the Products listed on Schedule 2.2(a)(ii), the payments in each case in the amount set forth next to such Product on Schedule 2.2(a)(ii);

                    (iii) in respect of other Products covered by the Patents, the Patent Applications, or patents issued to, or patent applications filed by, Holdings subsequent to the date hereof, which are the direct result of the technology owned by Holdings as of the date hereof or transferred to Holdings hereunder but excluding the Products set forth in Schedule 2.2(a)(i) and
Schedule 2.2(a)(ii), payments equal to 7.5% of Net Sales and 50% of License Revenue for such Products, as applicable; and

                    (iv) in respect of all other Products of Holdings which are a direct result of the technology owned by Holdings as of the date hereof, but not otherwise covered by the provisions of 2.2(a)(i) through 2.2(a)(iii), payments equal to 5% of Net Sales or 50% of License Revenue, as applicable.

               (b) Each Lump sum payment for a Product to be made by Holdings pursuant to Section 2.2(a)(i) is payable in two equal installments: one-half upon written notification to Holdings by the U.S. Food and Drug Administration of its approval of such Product for commercial use and one-half upon written notice of approval of such Product for commercial use in at least two of the following four countries: France, Germany, United Kingdom and Italy. In the event that PerImmune's common stock is publicly traded on a U.S. national securities exchange or quoted on an automated quotation system, each milestone payment may, at the election of Pharma, be satisfied in shares of common stock of PerImmune based upon the Fair Market Value of such common shares on the day such payment is made.

               (c)  Holdings' obligation to make the payments referenced in
Section 2.2(a)(ii) and Section 2.2(a)(iii) with respect to a particular Product remains in effect with respect to any sale of that particular Product until the expiration or termination of the last patent to expire or terminate directly covering that particular product in any country of manufacture or sale. Holdings' obligation to make payments contemplated in Section 2.2(a)(iv) with respect to any Product expires on the earlier of: (i) ten years from the first commercial introduction of any such Product or (ii) December 31, 2011.

               (d) For purposes of this Section 2.2, Products shall be considered sold upon the date invoiced.

               (e) Payments made pursuant to Section 2.2(a)(ii) through 2.2(a)(iv) in respect of Products returned to Holdings, may be credited against future payments due and owing pursuant to such sections and credits for returned Products shall be made in accordance with the Quarterly Payments Report.

               (f) Holdings hereby agrees to diligently pursue development, regulatory approval and commercialization of the Products listed on Schedule 2.2(a)(i).

2.3   QUARTERLY PAYMENTS REPORT; AUDIT

               (a) Holdings shall, on or before the last day of February, May, August and November of each year in which payments are payable thereunder, furnish to Pharma a statement (the "QUARTERLY PAYMENTS REPORT"), certified by a financial officer of Holdings, concerning the Net Sales and License Revenue of Products by Licensee during the preceding calendar quarter in sufficient detail to permit the computation of the payments due pursuant to Section 2.2(a)(i) through 2.2(a)(iv) and shall accompany such statement by payment of the amount of the payment due in the form of a check or confirmation of a wire transfer. On or before the 30th day of April of each year, Holdings shall furnish to Pharma at Pharma's request and expense, a comparable statement certified by Holdings' firm of certified public accountants of the sales of Products during the term of this

      Agreement for the calendar year ending on the preceding December 31, and shall accompany such statement by payment of an amount equal to the excess, if any, of the amount of payments shown to be due on such statement over the aggregate amount of the four quarterly payments made in respect of such calendar year pursuant to this Article, or, if the aggregate amount of such payments shall be in excess of the amount of payment shown to be due on such statement, shall take appropriate credit of the amount of such over-payment against payments accruing after such December 31.

            (b) Upon thirty (30) days notice to Holdings, Pharma shall have the right to examine the applicable books and records of Holdings in order to verify the Net Sales and License Revenue of Products for which payments are made by Holdings to Pharma pursuant to Section 2.2(a). In the event that any such examination reveals that the amount of such Net Sales or License Revenue for any calendar quarter exceeded the amount certified to Pharma herein, the actual amount of the Net Sales and License Revenue in respect of such calendar quarter shall be increased for purposes of determining the Payments pursuant to Section 2.2(c), and the shortfall shall immediately be paid to Pharma by Holdings. Holdings shall be entitled to examine the work papers relating to any such examination, and if any such examination reveals an overpayment to Pharma by Holdings, the overpaid amount shall be refunded to Holdings, without interest.

      2.4 Withholding. Holdings and Pharma recognize that payments by Holdings to Pharma of amounts described in this Agreement are not royalties, but rather payments for the purchase of Patents and Patent Applications, Trademarks and Technical Information. However, Pharma recognizes that Holdings may be obligated under Section 881(a)(4) of the Internal Revenue Code of 1986, as amended, or under another provision of law to withhold and pay over, or otherwise pay, Taxes as a result of the payment by Holdings to Pharma of amounts described in this Agreement. In connection with such withholding obligations, Pharma shall be treated as if it were subject to such law and shall not be accorded the benefit of any exemption or reduction in tax rate permitted by such law unless Holdings shall have received such evidence, forms or certificates satisfying Holdings that Pharma is not subject to such law or is entitled to an exemption or reduction in tax rate. Specifically, Pharma shall provide Holdings with a duly executed Form 1001 - Ownership, Exemption, or Reduced Rate Certificate evidencing Pharma's qualification for treaty exemption prior to the due date for any payments hereunder. Any amounts withheld by Holdings and remitted to a taxing authority shall be deemed for all purposes of this Agreement to have been paid by Holdings to Pharma.

      2.5. For purposes of this Article 2, all references to "Holdings" shall refer to either or both of Holdings and PerImmune, as the context requires.

3.    (a)   License Back to Pharma. Holdings hereby grants to Pharma a retained, transferable, non-exclusive, irrevocable, world-wide and royalty-free license under the assigned Patents and Patent Applications set forth on
Schedule 1.2(b).

      (b) License to Retained Patents. Pharma hereby grants to Holdings a non-transferable, non-exclusive, irrevocable, worldwide and royalty-free license under the Retained Patents for use with PerImmune's human monoclonal antibodies (the "Retained Patents License").

4.    Representations and Warranties.

            Pharma hereby represents and warrants to Holdings that:

      4.1. Pharma is the beneficial owner of all Patents and Patent Applications and the legal and beneficial owner of all Trademarks and Technical Information with the authority to transfer to Holdings its interests in such Patents, Patent Applications, Trademarks and Technical Information as provided on Section 2.1.

      4.2. Parent is the legal owner of all Patents and Patent Applications, with the authority to transfer to PerImmune its interests in such Patents and Patent Applications as provided in Section 2.1.

      4.3. Pharma has full authority to cause Parent to assign to Holdings Parent's interests in the Patents and the Patent Applications pursuant to
Section 2.1(a) and to grant the Retained Patents License. Neither Pharma nor Parent has acted in any way that would interfere with Holdings' rights as granted herein.

      4.4. Excepts as set forth on Schedule 4.4, the Patents, Patent Applications, and the Technological Information being transferred to Holdings by Parent and Pharma under this Agreement and the Retained Patents License together convey to Holdings legal and beneficial ownership of intellectual property rights sufficient to permit Holdings to conduct the PerImmune Business, substantially in the same manner as such business was conducted prior to the date hereof.

      4.5. Except as set forth on Schedule 4.5, no other person or entity has or is asserting an ownership interest in any of the Products, and neither Parent nor Pharma has had to pay or been requested to pay any royalty or license fee which would be an obligation of Holdings after the date hereof to any third party to make, use, sell or distribute, any of the Products.

      4.6. Except as set forth on Schedule 4.6, the Trademarks represent all marks registered in any jurisdiction worldwide which were used primarily by or for the PerImmune Business prior to the date hereof.

      4.7. Except as otherwise disclosed in Schedule 4.7, there has been no claim against either Parent or Pharma or any of their Affiliates of any infringement of any patent, trademark, patent application, trade name, trade secret, copyright or other intellectual property rights of any third party occurring from the operation of the PerImmune Business; provided, however, that nothing in this Agreement shall constitute or be deemed a representation or warranty that the manufacture, use or sale of any product under the Patents or Patent Applications, the use of the

Technical Information or the use of the Trademarks are, or will be, free from infringement of any intellectual property rights, including patents or trademarks, of third parties.

5.    Indemnification.

      5.1. By Pharma. Pharma shall indemnify, save and hold harmless Holdings and its respective Affiliates and subsidiaries, and their respective directors, officers, shareholders and employees (the "Perimmune Indemnitees") from and against any and all costs, losses, Taxes, liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, reasonable attorneys' fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing herein (collectively, "Damages") incurred in connection with, arising out of or resulting from any breach of any representation, warranty, covenant or agreement made by Pharma in, or in connection with, this Agreement provide, however, that Pharma shall not be liable to the PerImmune Indemnitees in respect of a breach of a representation or warranty made by Pharma in this Agreement which was true as of the date of this Agreement but which is rendered inaccurate by events beyond the control of Pharma occurring between the date of this Agreement and the Closing, to the extent that Pharma has notified Holdings of such breach in writing prior to the Closing and Holdings has effected the Closing with knowledge of such breach.

      5.2. Damages. The term "Damages" as used in this Section 5 is not limited to matters asserted by third parties, but includes Damages incurred or sustained by an Indemnitee in the absence of third party claims. Payments by an Indemnitee or amounts for which such Indemnitee is indemnified hereunder shall not necessarily be a condition precedent to recovery.

      5.3. Defense of Claims. If a claim for Damages (a "Claim") is to be made by an Indemnitee, such Indemnitee shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after such Indemnitee becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 5. If any lawsuit or enforcement action is filed against any Indemnitee hereunder, notice thereof (a "Third Party Notice") shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After receipt of a Third Party Notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's costs, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and
(iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and appoint its own counsel therefor, at its own cost. The parties shall also cooperate with each other in any notifications to insurers. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Third Party Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim and the indemnifying party shall have the right to participate therein at its own cost; provided, however, that such claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.

        5.4 Limitation on Indemnity. Holdings shall not be entitled to indemnification based upon the breach of any representation or warranty of Pharma if, as of the Closing, Holdings has actual knowledge of facts that cause such representation or warranty to be untrue. For purposes of the foregoing, the parties intend only that the actual knowledge of Michael G. Hanna, Jr. and of senior management and laboratory directors of PerImmune on the Closing Date shall be imputed to Holdings. Such persons shall not be personally liable to Pharma under the provisions of the preceding sentence.

6. Miscellaneous

        6.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder or thereunder may be assigned by any party without the prior written consent of the other parties thereto, which consent will not unreasonably be withheld; except that either party may, without such consent, assign this Agreement and all such rights and obligations to an Affiliate or to a successor in interest which shall assume all obligations and liabilities of the assigning party under this Agreement and Holdings may (i) assign all such rights to any lender as collateral security (provided that no assignment shall release the assigning party from responsibility for its obligations hereunder) or (ii) novate its rights and obligations hereunder to PerImmune and shall thereafter be released from responsibility for its obligations thereunder. Upon effecting such a novation, all references herein to Holdings shall be deemed to refer to PerImmune, unless the context otherwise requires. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right benefit or obligation under this Agreement as a third party beneficiary or otherwise.

        6.2 Further Assurances. Pharma shall, and shall cause Parent to, execute, sign and deliver to Holdings all documents, and to perform all acts as are reasonably required for the assignment of the Patents, Patent Applications, Trademarks and Technical Information to PerImmune as contemplated hereunder, including the timely filing of all documents necessary to reflect Holdings' ownership of the Patents, the Patent Applications and the Trademarks in any jurisdiction where such Patents, Patent Applications and Trademarks are currently registered or filed.

        6.3 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered, when transmitted if transmitted by telecopy, electronic or digital transmission method provided that such transmission is confirmed by telephone; the day after it is sent, if sent for next day delivery to a domestic address by overnight mail or via private delivery service; and upon receipt, if sent by international air courier service, certified or registered mail return receipt requested. In each case notice shall be sent to:

               If to Pharma, addressed to:

               Akzo Nobel Pharma International B.V.
               P.O. Box 20 5345 BH
               Oss, The Netherlands
               Attention: General Counsel

               With a copy to:

               Organon Teknika N.V.
               Veedijk 58,2300 Turnhout
               Belgium
               Attention: President

               If to Holdings, addressed to:

               PerImmune Holdings, Inc.
               1330 Piccard Drive
               Rockville, MD 20850-4396
               Attention: Michael G. Hanna, Ph.D.

               With a copy to:

               Latham & Watkins
               1001 Pennsylvania Avenue, N.W., Suite 1300
               Washington, D.C. 20004
               Attention: Bruce E. Rosenblum

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

        6.4. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal law, and not the law of conflicts, of the State of Maryland.

        6.5. Jurisdiction. Pharma hereto irrevocably submits for the benefit of PerImmune to the jurisdiction of the federal district courts located in the State of Maryland in connection with any controversy, suit, action or proceeding which may arise out of or in connection with this Agreement or the transactions contemplated hereby. Pharma hereto irrevocably waives any objection which it might now or hereafter have to the courts referred to in the preceding sentence being nominated as the forum to hear and determine any controversy, suit, action or proceeding which may arise out of or in connection with this Agreement or the transaction contemplated hereby, on the basis of improper venue, inconvenient forum or otherwise, and agrees not to claim that any such court is not a convenient or appropriate forum. The parties agree hereby confirm that nothing in this Section 6.5 is intended to alter the agreement in Section 6.9.

        6.6.    Agent for Service of Process.

                (a) In connection with this Agreement, Pharma hereto agrees that the process by which any suit, action or proceeding is begun in the federal district courts located in the State of Maryland may be served on it by being delivered to Organon Teknika Corporation, 100 Akzo Avenue, Durham, North Carolina 27712, and hereby irrevocably appoints such person as its agent for the service of process in connection therewith. If the appointment of the person mentioned in this Section
        6.6 ceases to be effective, Pharma shall immediately appoint a further person to accept service of process on its behalf in Maryland and, failing such appointment within five (5) days after notice thereof to Pharma, Holdings shall be entitled to appoint such a person by notice to Pharma. Pharma further irrevocably consents to the service of process out of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Pharma, at its address identified in Section 6.3, such service to become effective ten (10) days after such mailing. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

                (b) The submission to the jurisdiction of the courts referred to above shall not (and shall not be construed so as to) limit the right of Holdings hereto to take proceedings against Pharma with respect to this Agreement in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

        6.7. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     6.8. Severability. The Parties hereto agree that the invalidity or unenforceability of any of the provisions hereof shall not in any way affect the validity or enforceability of any other provisions of this Intellectual Property Agreement except those of which the invalidated or unenforceable provisions comprise an integral part of or are otherwise clearly inseparable from such other provisions.

     6.9. Arbitration.

          (a) Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties after the Closing arising out of or relating to this Agreement, including, without limitation, the indemnities provided in Article 5 the parties agree to attempt to settle any such disputes in a amicable manner. Should the parties fail to resolve such a dispute within three (3) months following written notice thereof, such dispute shall, upon request of the contesting party, be submitted to an arbitrator jointly agreed to by the parties. If a single arbitrator cannot be agreed upon within thirty (30) days, each party shall select one arbitrator and the two arbitrators will select a third arbitrator.

          (b) Arbitration shall be conducted in accordance with rules and procedures of the Center for Public Resources ("CPR"), subject to the following terms:

               (i) the arbitration shall be held at a mutually agreeable location in the vicinity of Washington, D.C.

               (ii) the arbitrator(s) shall be independent, impartial third parties, having no direct or indirect personal or financial relationship to any of the parties of the dispute, each of whom has agreed to accept an appointment as arbitrator(s) on the terms set forth in this Section.

              (iii) Within thirty (30) days after selection of the arbitrator(s), each party shall submit a description of the matter to be arbitrated to said arbitrator(s).

               (iv) from the date the arbitrator(s) is/are in possession of both parties' submitted material, the arbitrator(s) shall have sixty (60) days in which to hear the parties and fifteen (15) days thereafter to render a decision.

               (v) time periods set forth in this Section 6.9 may be altered only mutual consent of the parties.

               (vi) the arbitrator(s) shall announce the award in writing accompanied by written findings of facts in support of the award and any relevant conclusions of law. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

          the fees of the arbitrator(s) and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrator(s), except that the prevailing party shall pay no more than one-half of such costs.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                        PERIMMUNE HOLDINGS, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        AKZO NOBEL PHARMA INTERNATIONAL, B.V.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                   Exhibit C
                            Form of Letter Agreement

                                LETTER AGREEMENT

Organon Teknika Corporation
100 Akzo Avenue
Durham, NC 27712

                                 August 8, 1996

Re: Termination of certain intercompany agreements

Gentlemen:

This letter is to confirm our agreement that the agreements by and between PerImmune, Inc., on the one hand, and Organon Teknika Corporation ("OTC") and/or its affiliated companies on the other hand, as listed on Schedule A hereto (the "Agreements"), shall be terminated in connection with the anticipated transactions under the Stock Purchase Agreement by and between OTC and PerImmune Holdings, Inc., and the Intellectual Property Agreement by and between OTC's affiliate, Akzo Nobel Pharma International B.V. and PerImmune Holdings, Inc., both of which are effective as of July 1, 1996.

The Agreements and all rights and obligations thereunder shall be terminated effective as of June 30, 1996; provided, however, such terminations shall not affect, nor release any party from, any obligation of confidentiality thereunder with respect to the confidential information of the other parties thereto.

It is our understanding that OTC shall agree to termination of all Agreements to which it is a party and shall obtain the consent and agreement for termination from all other parties to the Agreements. If this correctly states our agreement with respect to termination of the Agreements, please so indicate by signing where indicated below.

Sincerely,


Michael G. Hanna, Jr.
President
PerImmune, Inc.


Agreed: Organon Teknika Corporation

        By:__________________________       Date: _________________________

                                   Exhibit D
                               Services Agreement

                               SERVICES AGREEMENT

This Agreement, entered into effective as of the 1st day of July, 1996 by and between PerImmune, Inc., a Delaware corporation ("PerImmune"). PerImmune Holdings, Inc. ("Holdings") and Organon Teknika Corporation, a Delaware corporation ("OTC").

WHEREAS, each party desires to obtain services which the other party is willing to provide in order to assist each party in conducting its business;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, the parties hereby agree as follows:

1. DEFINITIONS

1.1 "Service Provider" shall mean and refer to a party or its Affiliate(s) hereunder which provides or is to provide services.

1.2 "Receiving Party" shall mean and refer to a party or its designated Affiliate(s) to or for whom the services called for hereunder are provided, or are to be provided.

1.3 "Affiliate" shall mean any company which, by means of ownership or voting shares, or otherwise, controls, is controlled by or is under common control with either party. For purposes hereof, on and after the effective date, PerImmune shall not be deemed an Affiliate of OTC; not shall OTC be deemed an Affiliate of PerImmune.

1.4 "Standard Cost" shall mean the cost to the Service Provider to provide the requested service (other than Product Supply Services, as defined below), including wages, salaries, benefits, materials, supplies, overhead (including facilities expenses) and "G&A" expense, as calculated by the Service Provider in accordance with its normal accounting practices applied on a consistent basis.

1.5 "Product Cost" shall mean the cost to produce or supply a product hereunder, as calculated in accordance with the normal practice of the parties in compliance with Chapter 6 of the Administrative Directives of the Organon Teknika Group of Companies in effect as of the date hereof, copy of which is attached as Schedule C hereto.

1.6 "Master Services Agreement" shall mean this Agreement without reference to any Supplement hereto.

2. PROVISION OF SERVICES

2.1 OTC, either directly or through one or more of its Affiliates, shall perform those services described on the attached Schedule A and supplements thereto.

2.2. PerImmune shall perform for OTC and/or its designated Affiliates those services described on the attached Schedule B and any supplements thereto.

2.3. Such services shall be performed in accordance with the terms and conditions of this Agreement, including those contained in the Schedules hereto and any supplements to the Schedules ("Supplements").

2.4. Each party hereby agrees that with respect to the services to be provided by it or its Affiliates hereunder as a Service Provider, it will use its best efforts to provide (or have its Affiliates provide, if applicable) the personnel, equipment and materials necessary for carrying out the services requested by the other party on a regular and timely basis and in a manner which satisfies its obligations hereunder.

2.5. The services to be performed hereunder shall at all times be subject to the direction and control of the respective Service Provider thereof.

3. PAYMENT FOR SERVICES

3.1. Product Production/Supply Services. Unless otherwise agreed in writing, any products to be manufactured and/or supplied hereunder (hereinafter referred to as "Product Supply Services") shall be provided at Product Cost plus a fee of 25% unless otherwise agreed and the Receiving Party shall be responsible for all costs of transportation and insurance from the Service Provider's facility. The parties shall mutually agree in advance upon other terms and conditions, including product requirements, and order and delivery terms prior to the production or supply of such products. Unless otherwise agreed in writing, orders must be submitted at least 60 days in advance of requested delivery date.

3.2. Non-Product Service. Unless otherwise agreed in writing, the Service Provider shall be compensated for services other than Product Supply Services at Standard Cost plus a fee of 7%.

3.3. Notwithstanding the definitions of Standard Cost and Product Cost in Sections 1.4 and 1.5 respectively (the "Costs"), the parties agree that the Costs shall be subject to adjustment on an annual fiscal year basis for the increase in the cost of living index as published by the U.S. Department of Commerce, provided that any annual increase to the Costs shall not exceed six percent (6%), except this limitation shall be subject to increase with respect to Product Cost for (i) any costs of changes in manufacturing processes mandated by governmental agencies, and (ii) increases in cost of raw materials or supplies in excess of ten percent (10%), where the Service Supplier is unable to find acceptable substitute materials or supplies at a lower price, in which case the excess above 10% may be added to the materials or supplies portion of the Product Cost (provided however, if such increase exceeds twenty percent (20%), the excess over 20% shall not be added without the Receiving Party's written consent).

3.4. Expenses for external services shall be incurred by the Service Provider only with the prior consent of the Receiving Party and shall be billed at actual invoice cost without addition of fees described in Section 3.1 or 3.2.

3.5 The services provided, and the related charges for such services, shall be set forth in writing by the Service Provider in such detail as the Receiving Party may reasonably require and shall be billed to the Receiving Party on a monthly basis. Payments for such services shall be made by the Receiving Party within thirty (30) days after receipt of invoice.

3.6 Additional Services. Other services not specified in Schedules A or B may be agreed upon and covered under this Agreement as the parties from time to time may mutually agree in writing and added as a Supplement hereto.

4. RIGHTS TO RESULTS

4.1 Unless otherwise agreed in any Supplement hereto, all results, inventions, improvements, discoveries and innovations (whether or not patentable) conceived or first actually reduced to practice in the performance of services under this Agreement by a Service Provider shall be deemed to be, and shall be, the property of the Receiving Party. The Service Provider shall disclose promptly to the Receiving Party or such persons as it may designate, all such inventions, improvements or discoveries; and without additional compensation, assign all rights to such inventions, improvements, discoveries and innovations and any and all patents and patent applications thereon, to the Receiving Party or its designee as and when requested, and to cooperate in the prosecution and enforcement of such patents and patent applications, it being understood however that the costs of prosecuting patent and preparing assignments thereof shall be paid by the Receiving Party.

4.2 No information, data or results developed in the performance of the services under this Agreement shall be published or divulged in any thesis, writing, public lecture, patent application or the like, without the prior written approval of the Receiving Party.

5. WARRANTY

5.1 Non-Product Supply Services   Each party agrees that when acting as a
    Service Provider it will use its best efforts to provide the services called for under this Agreement in the manner specified in Section 2.4, above.

    NO WARRANTIES OR REMEDIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR USAGE SHALL APPLY TO NON-PRODUCT SERVICES RENDERED HEREUNDER unless otherwise agreed to by the Service Provider in a separate writing.

5.2 Supply of Products   Notwithstanding Section 5.1, above, any products to be
    manufactured and supplied hereunder shall be manufactured in accordance with applicable FDA Good Laboratory Practices and Good Manufacturing Practices and shall be warranted to meet, for any applicable shelf life of the product, the product specifications agreed upon in writing by the parties (the "Specifications").

        NO OTHER WARRANTY, EXPRESS OR IMPLIED, WHETHER STATUTORY, WRITTEN OR ORAL, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USAGE SHALL APPLY TO PRODUCTS SUPPLIED HEREUNDER, unless otherwise specifically agreed to in writing by the Service Provider.

6. LIMITATION OF LIABILITY

In performing services not involving manufacture or supply of products hereunder, a Service Provider shall have no liability except for its wilful misconduct or negligence. With respect to products manufactured and/or supplied hereunder, the Service Provider's liability to the Receiving Party shall be limited, at the Service Provider's option, to replacement of the product or refund of price paid. In no event shall the Service Provider, its agents or employees have any liability arising out of performance or non-performance of any services under this Agreement or in connection with the services hereunder for loss of profits or revenue, loss by reason of non-operation or increased expense or operation of equipment, or incidental, special, or consequential damages of any nature. Each party agrees to maintain comprehensive general liability insurance coverages sufficient to cover its liabilities hereunder.

7. CONFIDENTIALITY

The parties recognise and agree that in the performance of services pursuant to this Agreement, that the parties may receive and/or have access to proprietary materials and confidential and proprietary information of another party hereto, including but not limited to technical, financial, administrative and product information. Therefore, each party hereto agrees that it will hold all confidential and proprietary information of the other party in confidence and not disclose or transfer such information or any material to third parties or use such information or material for any purpose other than in connection with the performance of services hereunder.

A party shall have no such obligation with respect to any information which is generally known by the public or which it has received from a third party who has no obligation of confidentiality to the disclosing party or which is known to such party at the time of receipt from the disclosing party. The obligations hereunder shall continue for a period of three (3) years after termination or expiration this Agreement.

Upon completion of any services to be rendered hereunder, the Service Provider shall promptly return any materials and any confidential information to the Receiving Party.

8. DURATION AND TERMINATION OF AGREEMENT

8.1. Unless otherwise agreed in writing (including in any Supplement hereto) this Agreement shall continue with respect to a particular non-Product Supply Service for such period of time as the parties shall mutually agree in writing, including in a Supplement hereto.

8.2. This Agreement shall continue in effect with respect to the Product Supply Services of a particular product for such period of time as the parties shall mutually agree in writing, including in a Supplement hereto.

8.3. This Agreement shall expire in its entirety at such time as there are no further services to be provided hereunder.

8.4. The provisions of Sections 4, 5, 6, 7 and 10 shall survive termination or expiration of this Agreement.

8.5. Notwithstanding anything to the contrary contained herein or in a Supplement hereof, this Agreement (including the Supplements) or any Supplement hereof may be terminated by either party in the event the other party has breached a material term of this Agreement or such Supplement and such default remains unremedied for a period of forty-five (45) days after written notice of such default has been received. The termination of a Supplement pursuant to this Section does not affect this Agreement or any other Supplement hereof, which shall remain in full force and effect, nor shall any material breach of any such Supplement give cause for termination of this Agreement or any Supplement to this Agreement.

9. ASSIGNMENT

This Agreement is not assignable by either party without the prior written consent of the other party or parties, as applicable, such consent not to be unreasonably withheld; provided, however no consent shall be needed for assignment of this Agreement by OTC to an Affiliate (provided that OTC shall not be relieved of responsibility for fulfilment of its obligations hereunder).

10. APPLICABLE LAW/DISPUTES

10.1. The rights and obligations of the parties under this Agreement shall be interpreted in accordance with and governed in all respects by the laws of the State of Maryland.

10.2. The parties agree to attempt to settle any dispute or controversy related to their rights, obligations or performances under this Agreement in any amicable manner. Should the parties fail to resolve such dispute or controversy within three (3) months following written notice thereof, such disputed matter shall, upon request of the contesting party, be submitted to an arbitrator mutually acceptable to the parties. If a single arbitrator cannot be agreed upon within thirty
        (30) days, each party shall select one arbitrator and the two arbitrators will select a third arbitrator. The decision of the arbitrator(s) shall be final and binding in all parties.

10.3 Arbitration shall be conducted in accordance with rules and procedures of the Center for Public Resources (CPR), subject to the following terms:

  a) The arbitration shall be held at a mutually agreeable location in the vicinity of Washington D.C.

     b) The arbitrator(s) shall be independent, impartial third parties, having no direct or indirect personal or financial relationship to any of the parties of the dispute, each of whom has agreed to accept an appointment as arbitrator(s) on the terms set forth in this Article.

     c) Within thirty (30) days after selection of the arbitrator(s), each party shall submit a description of the matter to be arbitrated to said arbitrator(s).

     d) From the date the arbitrator(s) is/are in possession of both parties' submitted material, the arbitrator(s) shall have sixty (60) days in which to hear the parties and fifteen (15) days thereafter to render a decision.

     e) Time periods set forth in this Article 10 may be altered only by mutual consent of the parties.

     f) The arbitrator(s) shall announce the award in writing accompanied by written findings of facts in support of the award and any relevant conclusions of law.

     g) The fees of the arbitrator(s) and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrator(s), except that the prevailing party shall pay no more than one-half of such costs.

11.  COMMUNICATIONS, NOTICES

Notices required to be provided by one party to the other pursuant to this Agreement shall be furnished in writing to the other party at the address listed below or at such other address as designated in writing in accordance with this Article.

     If to OTC:     Organon Teknika Corporation
                    100 Akzo Avenue
                    Durham, North Carolina 27712
                    Attn.: President

     If to PerImmune or Holdings:  PerImmune, Inc.
                    1330 Piccard Drive
                    Rockville, Maryland
                    Attn.: President

Such notice, if mailed certified or registered, postage prepaid with return receipt requested shall be deemed to be effective when mailed. Notice may also be given by personal delivery or by courier and shall be effective upon delivery thereof. Alternatively, such notice may be given by telex, telegram or telecopy and shall be deemed effective when sent, provided such written copy thereof is confirmed by first-class, prepaid mail within 24 hours thereafter. Otherwise any notice shall be effective upon receipt.

12. FORCE MAJEURE

No failure or omission by a Service Provider in the performance of any obligation imposed by this Agreement (except payments due hereunder) shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Service Provider, including, but not restricted to, the following, which, for the purpose of this Agreement, shall be regarded as beyond the control of the party in question:

Acts of God, acts or omissions of any government or any agency thereof; compliance with any governmental authority or any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; acts of the public enemy; war declared or undeclared; rebellion; insurrection, riot; sabotage; invasion; quarantine restrictions; strike; lockout; or labor disputes.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.


ORGANON TEKNIKA CORPORATION             PERIMMUNE, INC.


By: _________________________________   By: ____________________________________
    Dr. R. S. Timmins
    President

                                        PERIMMUNE HOLDINGS, INC.


                                        By: ____________________________________

                                                                       EXHIBIT E

                    Intellectual Property Security Agreement

                    INTELLECTUAL PROPERTY SECURITY AGREEMENT


               This Intellectual Property Security Agreement (the "Security Agreement") is made and entered into as of this __ day of August, 1996, by and among PerImmune Holdings, Inc., whose address is 1330 Piccard Drive, Rockville, Maryland 20850-4396 ("Holdings"), PerImmune, Inc. ("PerImmune"), Akzo Nobel Pharma International, B.V., a corporation formed under the laws of the Netherlands ("Pharma"), Organon Teknika Corporation ("OTC" together with Pharma, the "Secured Parties") and Pharma, in its capacity as Collateral Agent hereunder ("Collateral Agent").

                                    RECITAL

               WHEREAS, pursuant to that certain Promissory Note (the "Purchase Price Note") dated as of August __, 1996 made by Holdings pursuant to Section
2.2 of the Stock Purchase Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time)(the "Stock Purchase Agreement"), Holdings has promised to pay to OTC an amount equal to Nine Million Two Hundred Thirty-four Thousand Nine Hundred Thirty-five Dollars ($9,234,935).

               WHEREAS, pursuant to a certain credit agreement, dated as of the date hereof (as amended, modified or supplemented from time to time)(the "Credit Agreement") between PerImmune and OTC, OTC has agreed to make to or for the account of PerImmune certain loans up to Three Million Six Hundred Thousand Dollars ($3,600,000) as may be increased by One Million Eight Hundred Thousand Dollars ($1,800,000) in accordance with such Credit Agreement, to be evidenced by PerImmune's Secured Promissory Note (the "Secured Note").

               WHEREAS, pursuant to a certain working capital facility, dated as of the date hereof (as amended, modified or supplemented from time to time) (the "Working Capital Facility") between PerImmune and OTC, OTC has agreed to make to or for the account of PerImmune certain loans up to Two Million Eight Hundred Seventy-one Thousand Five Hundred Thirty-two Dollars ($2,871,532) to be evidenced by PerImmune's Working Capital Secured Note (the "Working Capital Note").

               WHEREAS, pursuant to a certain intellectual property agreement by and between Holdings and Pharma dated as of the date hereof (the "Intellectual Property Agreement") whereby, in consideration of the transfer to Holdings of certain patents and patent applications and other intellectual property, Holdings has agreed to make to Pharma certain future payments.

               WHEREAS, the parties hereto intend that the respective obligations of Holdings under the Purchase Price Note and under the Intellectual Property Agreement, and of PerImmune under the Credit Agreement and the Working Capital Facility shall be secured by a pledge of Holdings' right, title and interest in the Collateral (as defined herein).

     WHEREAS, the parties hereto intend that Pharma act as Collateral Agent for the equal and ratable benefit of the Secured Parties.

                                   AGREEMENT

     Now therefore, in consideration of the above recitals and the agreement hereinafter set forth, the parties hereto agree as follows:

     1. Creation of Security Interest. In order to secure the payment and performances of all Obligations, Holdings hereby grants to the Collateral Agent, for the equal and ratable benefit of the Secured Parties, a security interest in all of Holdings' right, title and interest in and to the collateral described in Section 2 below (the "Collateral") in order to secure the payment and performance of the respective obligations of PerImmune and Holdings to Secured Parties described in Section 3 below.

     2.   Collateral

               (a) The Collateral under this Security Agreement shall mean (i) those certain patents and patent applications set forth in Schedule A attached hereto (including, without limitation, all divisions, continuations, continuations-in-part, reissues, renewals or extensions thereof) (the "Patents") and (ii) those certain trademarks set forth on Schedule B attached hereto (including all goodwill of Holdings' business connected with the use of, and symbolized by, any and all such trademarks) (the "Trademarks").

               (b) If, before the termination of this Agreement, Holdings shall become entitled to the benefit of any patent or patent application for any division, continuation, continuation-in-part, reissues, renewal or extension of a Patent, the provisions of Section 1 shall automatically apply thereto and Holdings shall give to the Collateral Agent prompt notice thereof in writing. Holdings authorizes the Collateral Agent to modify this Agreement by amending Schedule A to reflect the addition of such patents or patent applications.

     3. Secured Obligations of Debtor. The Collateral secures and shall hereafter secure (i) the payment by PerImmune to OTC of all indebtedness now or hereafter owed to OTC by PerImmune under the Credit Facility, the Secured Note, the Working Capital Facility, the Working Capital Note and this Security Agreement together with any interest thereon and extensions, modifications and renewals thereof, and (ii) the payment by Holdings (a) to OTC of all indebtedness owed to OTC under the Purchase Price Note, and (b) to Pharma of all amounts due pursuant to Section 2.2 of the Intellectual Property Agreement prior to the termination of this Agreement and (iii) performance by Holdings of all other obligations and the discharge of all other liabilities to Secured Parties of every kind and character, direct and indirect, absolute or contingent, due or to become due, now existing or hereafter arising, joint, several and joint and several, created under this Security Agreement (together, the "Obligations"). All payments and performance shall be in accordance with the terms under which said indebtedness, obligations and liabilities were or are hereafter incurred or created.

            4. The Collateral Agent. Pharma is hereby appointed as the Collateral Agent to serve in such capacity until a successor is duly appointed. The Collateral Agent hereby accepts such appointment and acknowledges that it is acting in such capacity for the benefit of the Secured Parties.

            5. Restrictions on Future Agreements. Holdings agrees that, except as set forth in Section 8 hereof, until the Obligations shall have been satisfied in full and this Agreement shall have been terminated, Holdings will not, without the Collateral Agent's prior written consent, (a) enter into any agreement that is inconsistent with Holding's obligations under this Agreement or (b) sell, pledge, license or assign its interest in any of the Collateral.

            6.    Defaults and Remedies

            Holdings shall be in default under this Agreement upon the happening of any of the following events:

                        (a) PerImmune fails to pay or perform any of the obligations owed to OTC in accordance with the terms upon which such obligations were incurred or created under the Secured Note or the Working Capital Note and such failure continues thereafter for a period of thirty (30) days after such sum becomes due and owing.

                        (b) Holdings fails to pay or perform any of the obligations owed to OTC under the Purchase Price Note or to Pharma under
      Section 2.2(a)(i) and Section 2.2(b) of the Intellectual Property Agreement in accordance with the respective terms upon which such obligation was incurred or created and such failure continues thereafter, in the case of the Purchase Price Note, for a period of thirty (30) days after such sum becomes due and owing, and in the case of payments under
      Section 2.2(a)(i) and Section 2.2(b) of the Intellectual Property Agreement, for a period of thirty (30) days after written notice to Holdings that such sums are due and owing.

                        (c) All or any portion of the Collateral is seized or levied by writ of attachment, garnishment, execution or otherwise and such seizure or levy is not released within fifteen (15) days thereof.

                        (d) PerImmune executes a general assignment for the benefit of its creditors, ceases to conduct its business in the ordinary course as it is now conducted, convenes any meeting of its creditors, becomes insolvent, admits in writing its insolvency or inability to pay its debts, or is unable to pay or is generally not paying its debts as they become due.

                        (e) Holdings executes a general assignment for the benefit of its creditors, ceases to conduct its business in the ordinary course as it is now conducted, convenes any meeting of its creditors, becomes insolvent, admits in writing its insolvency or inability to pay its debts, or is unable to pay or is generally not paying its debts as they become due.

                        (f) A receiver, trustee, custodian or agent is appointed to take possession of all or any substantial portion of PerImmune's assets.

                        (g) A receiver, trustee, custodian or agent is appointed to take possession of all or any portion of the Collateral or all of any substantial portion of Holdings' assets.

                        (h) Any case or proceeding is voluntarily commenced by PerImmune under any provision of the Federal Bankruptcy Code or any other federal or state law relating to debtor rehabilitation, insolvency, bankruptcy, liquidation or reorganization, or any such case or proceeding is involuntarily commenced against PerImmune.

                        (i) Any case or proceeding is voluntarily commenced by Holdings under any provision of the Federal Bankruptcy Code or any other federal or state law relating to debtor rehabilitation, insolvency, bankruptcy, liquidation or reorganization, or any such case or proceeding is involuntarily commenced against Holdings.

Upon such default hereunder, Collateral Agent, acting for the benefit of the Secured Parties, shall have the remedies of a secured party under the applicable Uniform Commercial Code and as set forth in Section 10. PerImmune or Holdings, as appropriate, shall reimburse the Collateral Agent for all reasonable costs and reasonable attorney's fees incurred by Collateral Agent in pursuing any remedies, which costs and fees are also Obligations secured hereunder.

        7. Use and Pledge of Pledged Collateral. Unless an event of default shall have occurred, Collateral Agent, on behalf of Secured Parties, shall from time to time execute and deliver, upon written request of Holdings, any and all instruments, certificates or other documents, in the form so requested, necessary or appropriate in the reasonable judgment of Holdings to enable PerImmune to continue to exploit, license, use, enjoy and protect the Collateral throughout the world provided such instrument, certificate or document does not conflict with nor diminish the rights of the Collateral Agent or the Secured Parties hereunder and provided that Holdings gives adequate assurance that the proceeds of the proposed transaction will be applied toward any payment obligations that will be due and owing to Pharma under the Intellectual Property Agreement as a result of such transaction. The parties hereto each acknowledges that this Agreement is intended for the benefit of the Collateral Agent on behalf of the Secured Parties and to grant a security interest in and lien upon the Collateral and that, notwithstanding the provisions of Section 10 hereof, shall not constitute or create a present assignment of the Collateral.

                8. Transfer of Collateral. The parties hereto each recognize and acknowledge the right of Holdings under the Intellectual Property Agreement to transfer and assign to PerImmune all of Holdings, rights, title and interest in the Collateral, and the

Collateral Agent and the Secured Parties agree to promptly execute and deliver all further documents and instruments, and to take all further actions that may be necessary or that Holdings or PerImmune may request, in order to reflect or acknowledge such transfer. Upon consummation of the transfer of the Collateral, PerImmune shall be bound by all terms of this Agreement.

          9. Termination of Agreement. This Security Agreement shall terminate upon the earlier of (i) full and final payment and performance of all indebtedness and obligations secured hereunder, and (ii) in the absence of a default hereunder, two (2) years from the date of this Security Agreement (provided that such term shall be extended for the length of any cure period if an event has occurred which would constitute a default if not for the additional time allowed for the cure period). At such time, Collateral Agent shall promptly execute and deliver to Holdings all deeds, assignments and other instruments (including termination statements on Form UCC-3 and documents suitable for recordation in the United States Patent and Trademark Office, the United States Copyright Office or similar domestic or foreign authority) acknowledging the termination of this Agreement and the release of the security interest in the Collateral created hereunder.

          10.  Conditional Assignment.

               10.1 In order to induce the Secured Parties to provide funds and credit as set forth above, Holdings has agreed to make the conditional assignment described in this Section 10 to the Collateral Agent of the Patents and the Trademarks to secure Holdings' and PerImmune's performance of their Obligations pursuant to this Agreement.

               10.2 Holdings hereby conditionally grants, assigns and conveys to the Collateral Agent the entire right, title and interest in and to the Patents and the Trademarks. The parties hereto acknowledge that the conditional assignment pursuant to this Section 10.2 shall have no effect, and the Collateral Agent shall have no ownership interest in the Patents and the Trademarks pursuant to this Section 10.2, unless and until there shall have occurred an event of default under Section 6 above. Upon termination of this Agreement pursuant to Section 9 above, the conditional assignment pursuant to this Section 10.2 shall be terminated, and thereafter shall not be given any effect. Upon the occurrence of an event of default hereunder, any and all rights, residual, inchoate, by license or of any kind, that Holdings may have in the Patents and the Trademarks shall be deemed assigned to Collateral Agent, which shall then have the entire right, title and interest in and to the Patents and the Trademarks, free of any obligations to Holdings, by effect of this conditional assignment.

               10.3 If, before the Obligations shall have been satisfied in full, Holdings shall become entitled to the benefit of any patent application or patent for any reissue, division, continuation, renewal, extension, or continuation-in-part of any Patent or any improvement on any Patent, the provisions of Section 10.2 shall automatically apply thereto and Holdings shall give to Collateral Agent prompt notice thereof in writing. Holdings authorizes Collateral Agent to modify this Agreement by amending Schedule A to include any such future patents and patent applications.

     11.  Miscellaneous Provisions

          11.1 Notices. Notices, requests and other communications hereunder shall be in writing and may be delivered personally or sent by telegram, telex or first class mail to the parties addressed as follows:

          To PerImmune:

               PerImmune, Inc.
               1330 Piccard Drive
               Rockville, MD 20850-4396
               Attention: Michael G. Hanna, Jr.

          To Holdings:

               PerImmune Holdings, Inc.
               1330 Piccard Drive
               Rockville, MD 20850-4396
               Attention: Michael G. Hanna, Jr.

          To Pharma:

               Akzo Nobel Pharma International, B.V.
               P.O. Box 20 5345 BH
               Oss, The Netherlands
               Attn: General Counsel

          To OTC:

               Organon Teknika Corporation
               100 Akzo Avenue
               Durham, NC  27712
               Attn: President

Such notices, requests and other communications sent as provided above shall be effective when received by the addressee thereof, but if sent by registered or certified mail, postage prepaid, shall be effective three (3) business days after being deposited in the United States mail. The parties hereto may change their addresses by giving notice thereof to the other parties hereto in conformity with this section.

     11.2 Headings. All headings have been inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provision hereof.

     11.3 Governing Law. This Security Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of Maryland.

                      11.4 Binding Agreement. All rights of Secured Parties hereunder shall inure to the benefit of each of its successors and assigns. PerImmune shall not assign any of its interest under this Security Agreement without the prior written consent of Secured Parties.

                      11.5 Definitions. All terms not defined herein shall have the meaning set forth in the applicable Uniform Commercial Code, except where the context otherwise requires.

                      11.6 Entire Agreement. This Security Agreement, the Credit Agreement, the Working Capital Agreement, the Purchase Price Note, the Secured Note and the Working Capital Note executed in connection herewith, are intended by the parties as a final expression of their agreement and are intended as a complete and exclusive statement of the terms and conditions thereof.

                      11.7 Severability. If any provision of this Security Agreement should be found to be invalid or unenforceable, all of the other provisions shall nonetheless remain in full force and effect to the maximum extent permitted by law.

                      11.8 Jurisdiction. Pharma (including in its capacity as Collateral Agent) hereby irrevocably submits for the benefit of PerImmune and Holdings to the jurisdiction of the federal district courts located in the State of Maryland in connection with any controversy, suit, action or proceeding which may arise out of or in connection with this Security Agreement and the transactions contemplated hereby. Pharma (including in its capacity as Collateral Agent) hereby irrevocably waives any objection which it might now or hereafter have to the courts referred to in the preceding sentence being nominated as the forum to hear and determine any controversy, suit, action or proceeding which may arise out of or in connection with this Security Agreement and the transactions contemplated hereby, on the basis of improper venue, inconvenient forum or otherwise, and agrees not to claim that any such court is not a convenient or appropriate forum.

                      11.9    Agent for Service of Process.

                            (a) In connection with this Security Agreement and the transactions contemplated hereby, Pharma (including in its capacity as Collateral Agent) hereby agrees that the process by which any suit, action or proceeding is begun in the federal district courts located in the State of Maryland may be served on it by being delivered to Organon Teknika Corporation, 100 Akzo Avenue, Durham, N.C. 27712,
        Attn: President, and hereby irrevocably appoints such person as it agent for the service of process in connection therewith. If the appointment of the person mentioned in this Section 11.9 ceases to be effective, Pharma shall immediately appoint a further person to accept service of process on its behalf in Maryland and, failing such appointment within five (5) days after notice thereof to Pharma, Holdings or PerImmune shall be entitled to appoint such a person by notice to Pharma. Pharma (including in its capacity as Collateral Agent) further irrevocably consents to the service of process out of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Pharma, at the address identified for it in Section 11.1, such service to become effective ten (10) days after such mailing. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

          (b) The submission to the jurisdiction of the courts referred to above shall not (and shall not be construed so as to) limit the right of Holdings or PerImmune hereby to take proceedings against Pharma (including its capacity as Collateral Agent) with respect to this Security Agreement and the transactions contemplated hereby in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

Counterparts. This Security Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed as of the day and year first above written.

                                        PerImmune, Inc.

                                        By _____________________________________
                                        Title __________________________________


                                        PerImmune Holdings, Inc.

                                        By _____________________________________
                                        Title __________________________________


                                        Akzo Nobel Pharma International, B.V.

                                        By _____________________________________
                                        Title __________________________________


                                        Organon Teknika Corporation

                                        By _____________________________________
                                        Title __________________________________


                                        Akzo Nobel Pharma International, B.V.

                                        as Collateral Agent

                                        By _____________________________________
                                        Title __________________________________

                                                                       EXHIBIT F

                         Fixed Asset Security Agreement

                         FIXED ASSET SECURITY AGREEMENT

        This Fixed Asset Security Agreement (the "Security Agreement") is made and entered into as of this ___ day of August, 1996, between PerImmune, Inc. ("Debtor") and Organon Teknika Corporation ("Secured Party").

                                    RECITAL

        WHEREAS, pursuant to a certain credit agreement, dated as of the date hereof (as amended, modified or supplemented from time to time) (the "Credit Facility") between Debtor and Secured Party, Secured Party has agreed to make to or for the account of Debtor certain loans up to Three Million Six Hundred Thousand Dollars ($3,600,000) as may be increased by One Million Eight Hundred Thousand Dollars ($1,800,000) in accordance with such Credit Facility to be evidenced by the Debtor's Secured Promissory Note (the "Note").

                                   AGREEMENT

        Now therefore, in consideration of the above recital and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

        1. Creation of Security Interest. Debtor hereby grants to Secured Party a security interest in all of Debtor's right, title and interest in and to the collateral described in Section 2 below (the "Collateral") in order to secure the payment and performance of the obligations of Debtor to Secured Party described in Section 3 below.

        2. Collateral. The Collateral under this Security Agreement shall mean all of the machinery, equipment, office equipment and supplies, furniture, furnishings and fixtures owned by Debtor on or prior to the date of this Security Agreement.

        3. Secured Obligations of Debtor. The Collateral secures and shall hereafter secure (i) the payment by Debtor to Secured Party of all indebtedness now or hereafter owed to Secured Party by Debtor under the Credit Facility, the Note and this Security Agreement, together with any interest thereon and extensions, modifications and renewals thereof, and (ii) the performance by Debtor of all other obligations and the discharge of all other liabilities to Secured Party of every kind and character, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, joint, several and joint and several, created under the Credit Facility, the Note or this Security Agreement (together, the "Obligations"). All payments and performance shall be in accordance with the terms under which said indebtedness, obligations and liabilities were or are hereafter incurred or created.

     4. Use of Collateral. Debtor represents and warrants that its chief executive is located at 1330 Piccard Drive, Rockville, Maryland 20850-4396 and that unless Debtor gives notice to Secured Party as set forth in the next sentence, this Collateral will at all times be located at such address. Debtor shall not move the Collateral or relocate its chief executive office without thirty (30) days prior written notice to Secured Party.

     5. Sale and Exchange. The Debtor may not sell, encumber or otherwise transfer or dispose of the Collateral, or any portion thereof (each, a "Disposition") without the written consent of Secured Party, except for Dispositions (i) in amounts of less than $25,000, (ii) in the ordinary course of business and, (iii) the proceeds of which are substantially contemporaneously applied to reduce or repay in full amounts due under the Note and the Credit Facility.

     6.   Defaults and Remedies

     6.1 Debtor shall be in default under this Security Agreement upon the happening of any of the following events:

               (a) Debtor fails to pay or perform any of the obligations when due to Secured Party in accordance with the terms upon which such obligations were incurred or created under this Security Agreement or under the Credit Facility and such failure continues thereafter for a period of thirty (30) days after such obligation becomes due and owing.

               (b) All or any portion of the Collateral is seized or levied upon by writ of attachment, garnishment, execution or otherwise and such seizure or levy is not released within fifteen (15) days thereof.

               (c) Debtor executes a general assignment for the benefit of its creditors, ceases to conduct its business in the ordinary course as it is now conducted, convenes any meeting of its creditors, becomes insolvent, admits in writing its insolvency or inability to pay its debts, or is unable to pay or is generally not paying its debts as they become due.

               (d) A receiver, trustee, custodian or agent is appointed to take possession of all or any portion of the Collateral or all or any substantial portion of Debtor's assets.

               (c) Any case or proceeding is voluntarily commenced by Debtor under any provision of the Federal Bankruptcy Code or any other federal or state law relating to debtor rehabilitation, insolvency, bankruptcy, liquidation or reorganization, or any such case or proceeding is involuntarily commenced against Debtor.

Upon such default, Secured Party shall have the remedies of a secured party under the applicable Uniform Commercial Code. Debtor shall reimburse Secured Party for all costs and reasonable attorney's fees incurred by Secured Party in pursuing any remedies, which costs and fees are also Obligations secured hereunder.

        6.2 Upon the occurrence of a default hereunder, Secured Party may, at its option, with ten days prior notice to or demand upon Debtor, declare all advances made by Secured Party to Debtor hereunder to be immediately due and payable, whereupon all unpaid principal and interest on said advances and other indebtedness shall become and be immediately due and payable, except that upon occurrence of an event of default under Sections 6.1(c), (d) or (e) shall become due and payable immediately without notice.

        7. Termination. This Security Agreement shall terminate upon full and final payment and performance of all indebtedness and obligations secured hereunder. At such time, Secured Party shall reassign and redeliver to Debtor all of the Collateral hereunder which has not been sold, disposed of, retained or applied by Secured Party in accordance with the terms hereof, including filing termination statements on Form UCC-3 with the appropriate domestic or foreign authority acknowledging the termination of this Security Agreement or the release of the Collateral, as the case may be.

        8. Miscellaneous Provisions

        8.1 Notices. Notices, requests and other communications hereunder shall be in writing and may be delivered personally or sent by telegram, telex or first class mail to the parties addressed as follows:

   To Debtor:        PerImmune, Inc.
                     1330 Piccard Drive
                     Rockville, MD 20850-4396
                     Attention: Michael G. Hanna

   To Secured Party: Organon Teknika Corporation
                     100 Akzo Avenue
                     Durham, N.C. 27712
                     Attn: President

Such notices, requests and other communications sent as provided above shall be effective when received by the addressee thereof, but if sent by registered or certified mail, postage prepaid, shall be effective three (3) business days after being deposited in the United States mail. The parties hereto may change their addresses by giving notice thereof to the other parties hereto in conformity with this section.

        8.2 Headings. All headings have been inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provision hereof.

          8.3 Governing Law. This Security Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of Maryland.

          8.4 Binding Agreement. All rights of Secured Party hereunder shall inure to the benefit of its successors and assigns. Debtor shall not assign any of its interest under this Security Agreement without the prior written consent of Secured Party.

          8.5 Definitions. All terms not defined herein shall have the meaning set forth in the applicable Uniform Commercial Code, except where the context otherwise requires.

          8.6 Entire Agreement. This Security Agreement, together with the Credit Facility and the Note executed in connection herewith, is intended by the parties as a final expression of their agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

          8.7 Severability. If any provision of this Security Agreement should be found to be invalid or unenforceable, all of the other provisions shall nonetheless remain in full force and effect to the maximum extent permitted by law.

          8.8 Counterparts. This Security Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed as of the day and year first above written.


Debtor:                                 PerImmune, Inc.


                                        By _________________________
                                        Title:


Secured Party:                          Organon Teknika Corporation


                                        By _________________________
                                        Title: